Exhibit 10.1

LEASE

I & G LEXINGTON, L.L.C.,

Landlord

and

FASTCLICK, INC.,

Tenant

Premises:	Suite 908
370 Lexington Avenue
New York, NY 10017

Date:	June 1, 2005

Table of Contents

Article 1. Basic Terms and Definitions
Exhibit A The Premises
Exhibit B Intentionally Omitted
Exhibit C Commencement Date Agreement
Exhibit D Cleaning Specifications
Exhibit E Landlord’s Regulations

Article 2. Demise; Rent

Article 3. Use

Article 4. Condition of the Premises

Article 5. Tenant’s Work

Article 12. Subordination; Estoppel Certificates

Article 13. Insurance

Article 14. Waiver of Claims; Waiver of Subrogation

Article 15. Indemnity

Article 16. Casualty

Article 17. Condemnation

Article 18. Assignment and Subletting

Article 19. Access

Article 20. Default

Article 21. Remedies

Article 22. Security Deposit

Article 23. Broker

Article 24. Notices

Article 25. Representations, Waivers (including jury trial waiver) and Liability

Article 26. End of Term

Article 27. Substitute Space

Article 28. Miscellaneous

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Exhibit F Standby Letter of Credit
Exhibit G Approved Contractors
Exhibit H Intentionally Omitted
Exhibit I’ Estoppel Certificate

Lease

Lease dated June 1, 2005, between I & G LEXINGTON, L.L.C., a New York limited liability company, having an office in care of LaSalle Investment Management, 153 East 53rd Street, New York, NY 10022 (“Landlord”), and FASTCLICK, INC., a California corporation, having offices at 360 Olive Street, Santa Barbara, CA 93101 (“Tenant”).

Article 1. Basic Terms and Definitions

Section 1.1 Intentionally Omitted.

Section 1.2 Broker.  Jones Lang LaSalle Americas, 153 East 53rd Street, New York, NY and Cresa Partners, LLC, 100 Park Avenue (24th Floor), New York, NY.

Section 1.3 Electricity Charge. $11,805.00 per annum, subject to adjustment as provided in Article 8 of this Lease.

Section 1.4 Fixed Rent. (a) $137,725.00 per annum from the Commencement Date, as such term is hereinafter defined, through the day immediately preceding the 1st anniversary of the Commencement Date; (b) $141,168.135 per annum from the 1st anniversary of the Commencement Date through the day immediately preceding the 2nd anniversary of the Commencement Date; (c) $144,697.33 per annum from the 2nd anniversary of the Commencement Date through the day immediately preceding the 3rd anniversary of the Commencement Date; (d) $160,414.89 per annum from the 3rd anniversary of the Commencement Date through the day immediately preceding the 4th anniversary of the Commencement Date; and (e) $164,425.26 per annum from the 4th anniversary of the Commencement Date through the Fixed Expiration Date, as such term is hereinafter defined.

Section 1.5 Fixed Rent Abatement Period. Ninety (90) days following the Commencement Date.

Section 1.6 Guarantor. None

Section 1.7 Intentionally Omitted.

Section 1.8 Managing Agent. Jones Lang LaSalle Americas, Inc., or any successor managing agent of the Building designated by Land lord in a notice to Tenant from time to time.

Section 1.9 Notice Address.

Landlord:

I & G Lexington L.L.C.

Management Office 370

Lexington Avenue New

York, New York 10017

Attention: Building

Manager with a copy to:

I & G Lexington L.L.C. c/o LaSalle Investment

Management 153 East 53rd Street New York, NY 10022

Attention: Mr. Brian Tague

Tenant:

Before the Commencement Date:

c/o Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Thomas Furst, Esq.

After the Commencement Date:

370 Lexington Avenue (Suite 908)
New York, NY 10017
Attention: President

With a copy to:

360 Olive Street
Santa Barbara, CA 93101
Attention: Chief Financial
Officer

Section 1.10 Permitted Use. Executive and general offices.

Section 1.11 Premises. The portion of the 9th floor shown cross-hatched on Exhibit A to this Lease (including, without limitation, any fixtures and improvements existing on the date of this Lease which are not removed by the existing occupant prior to the Commencement Date and any other fixtures and improvements made by Landlord after the date of this Lease) and commonly known as Suite 908 (the “Premises”) in the building located at and commonly known as 370 Lexington Avenue, New York, New York 10017 (“Building”; and the land used in connection with the Building is called “Land”). The Building and the Land is sometimes collectively referred to herein as the

“Property”.

Section 1.12 Security. $36,174.33.

Section 1.13 Taxes Base Year. The New York City fiscal Tax Year commencing on July 1, 2005 and ending on June 30, 2006.

Section 1.14 Tenant’s Share. 1.630%.

Section 1.15 Term. The period commencing on June 1, 2005 (“Commencement Date”) and ending at 11:59 PM on September 30, 2010 (“Fixed Expiration Date”), or the date this Lease is earlier terminated (“Earlier Expiration Date”). Notwithstanding the foregoing, Tenant may enter into the Premises prior to the Commencement Date for the sole purpose of performing Tenant’s Work (as said term is hereinafter defined) in order to prepare the Premises for occupancy by Tenant. Any entry by Tenant or Tenant’s employees or contractors on the Premises prior to the Commencement Date shall be deemed to be under and subject to all of the terms, covenants, provisions and conditions of this Lease, except those provisions requiring the payment of Fixed Rent (and without limiting the foregoing, any Alterations proposed to be performed by Tenant in the Premises shall be subject to Tenant’s compliance with all terms, covenants and conditions of Article 5 of this Lease).

Section 1.16 Commencement Date Agreement. Landlord may submit to Tenant a written agreement, substantially in the form annexed as Exhibit C, confirming the date fixed by Landlord, in accordance with the provisions of this Lease, as the Commencement Date and the Fixed Expiration Date and Tenant shall execute such agreement and return it to Landlord within 15 calendar days thereafter. Any failure of the parties to execute such written agreement shall not affect the validity of the Commencement Date or the Fixed Expiration Date as fixed and determined by Landlord as aforesaid

Section 1.17 Certain Definitions. Listed in this Section is each defined term used in more than one Article, other than the Basic Terms, and the Section in which it is defined. Any reference in this Lease to (a) “legal action”, includes any suit, proceeding or other legal or administrative process, (b) “person”, includes any individual, entity or other party in question, and (c) “this Lease”, includes Landlord’s Regulations and the Exhibits to this Lease.

Defined Term	Section
Authority	11.1
Default	18.1
Wage Rate	7.1(a)
Land	3.2
Laws	11.1
Mortgagee	12.1
Mortgages	12.1
Landlord’s Regulations	3.4

Permitted Use	3.1
Rent	2.2
Superior Lease	12.1
Superior Landlord	12.1
Taxes	6.1
Tenant’s Property	5.3
Tenant’s Work	5.1
Unavoidable Events	23.11

Article 2. Demise; Rent

Section 2.1 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the Rent, and on the other terms of this Lease.

Section 2.2 Tenant shall pay to Landlord Rent when due without notice, abatement, deduction, counterclaim, setoff or defense for any reason whatsoever (except as otherwise expressly provided in this Lease), in lawful money of the United States of America, by good and sufficient check drawn to Landlord’s order on a bank or trust company with an office in the Borough of Manhattan, the City of New York, State of New York or another method approved by Landlord, at Landlord’s Notice Address or another address Landlord designates, and as provided in this Lease. The Fixed Rent shall be paid in equal monthly installments, in advance, on the first day of each calendar month during the Term, except that Tenant shall not be required to pay the Fixed Rent for the Fixed Rent Abatement Period, if any. If the Commencement Date is not the first day of a month, the Fixed Rent for the month in which the Commencement Date occurs shall be apportioned according to the number of days in that month. All sums, other than the Fixed Rent, payable by Tenant to Landlord under this Lease are considered additional rent (and the Fixed Rent and all additional rent are collectively called “Rent”). Landlord’s delay in rendering, or failure to render, any statement required to be rendered by Landlord for any Rent for any period shall not waive Landlord’s right to render a statement or collect that Rent for that or any subsequent period, nor shall the rendering of an incorrect statement waive Landlord’s right to render a corrected statement for that period and collect the correct amount of Rent.

Section 2.3 On the signing and delivery of this Lease by Tenant, Tenant shall pay to Landlord: (i) one full monthly installment of the Fixed Rent, to be applied to the first full monthly installment of the Fixed Rent due under this Lease; and (ii) the Security Deposit required under Article 22 of this Lease.

Section 2.4 If at any time during the Term the Rent is not fully collectible by reason of a Law, Tenant shall enter into such agreements and take such other action (without additional expense or liability to Tenant) as Landlord reasonably requests and as may be permitted under Law, to permit Landlord to collect the maximum Rent collectible under Law (but not in excess of the Rent). On the termination of that Law prior to the expiration of the Term (a) the Rent shall be paid in accordance with this Lease, and (b) Tenant shall pay to Landlord, if permitted by Law, the Rent which would have been paid but for that Law, less the Rent paid by Tenant to

Landlord during the period of that Law.

Section 2.5 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Additional Rent or Rent, shall constitute rent for the purposes of section 502 (b) (7) of the Bankruptcy Code.

Article 3. Use

Section 3.1 Tenant shall use the Premises only for offices and uses reasonably ancillary thereto (the “Permitted Use”), subject to Section 3.2.

Section 3.2 Tenant shall not (a) use any part of the Premises (i) in violation of this Lease, (ii) in any manner which in Landlord’s reasonable judgment would adversely affect or cause excessive use of the Building or any Building system or service, (iii) for any of the following (or offices therefor): employment agency; government office; airline office; charity, not-for-profit organization or other organization dependent in whole or in part on charitable contributions; a place of public assembly; the rendering of any health or health-related services; a school or classroom; gambling; any business that, in Landlord’s reasonable judgment, may jeopardize the safety of the Building or its occupants; or the sale or preparation of any food or beverage (except for vending machines and warming food, in both cases solely for Tenant’s employees), or (iv) in violation of the certificate of occupancy for the Premises or the Building, (b) use any area outside the Premises within or adjacent to the Building for the sale or display of any merchandise, for solicitations or demonstrations or for any other activity, (c) store trash other than inside the Premises, (d) cause waste, or do anything which, in Landlord’s reasonable judgment, disturbs other occupants of the Building or is obscene, pornographic or lewd, (e) permit music or other sounds in the Premises to be heard outside the Premises, (f) permit equipment in the Premises to cause vibration or noise to be transmitted outside the Premises, (g) permit odors or fumes beyond the Premises, (h) permit its employees, visitors or deliverymen to loiter immediately outside the Premises or the Building, (i) place any sign or other item outside the Premises or the Building, or on any window or door of the Premises, or in the Premises if it can be seen from outside the Premises, except a Building standard identification sign on Tenant’s entrance door, Building standard window coverings or other sign or item permitted by the express provisions of this Lease, (j) park trucks or other vehicles which interfere with any part of the Building or the Land, (k) cause the release in or from the Premises of any hazardous material, or any other item which is deemed hazardous under any Law, (l) advertise in a manner which, in Landlord’s reasonable judgment, impairs the reputation or desirability of the Building or (m) move any heavy or bulky items into or out of the Building without Landlord’s consent, which shall not be unreasonably withheld, delayed or conditioned (and (i) if any such item requires special handling, Tenant shall employ only persons reasonably approved by Landlord for that purpose and (ii) Landlord may inspect any items brought into or taken from the Building).

Section 3.3 Landlord represents to Tenant that the Premises are vacant as of the date of this Lease. If Landlord fails to give Tenant possession of the Premises on the Target Commencement Date as the result of a fire or other casualty, Landlord shall have no liability to Tenant and this Lease shall remain in full force and effect according to its terms, but the Term and the Rent shall not commence until the Commencement Date. This Section constitutes an express provision to the contrary pursuant to Section 223-a of the New York Real Property Law (or any similar Law), which Landlord and Tenant agree is inapplicable to this Lease (and Tenant hereby waives any right to damages or to rescind this Lease which Tenant might otherwise have under any such Law).

Section 3.4 Tenant shall comply with the existing rules and regulations of the Building attached to this Lease as Exhibit E, if any, and any future rules and regulations reasonably adopted by Landlord in connection with the operation of, and construction work within, the Building which do not materially and adversely affect Tenant’s rights under this Lease (collectively, “Landlord’s Regulations”), notice of which shall be given to Tenant. Landlord is not required to enforce Landlord’s Regulations or any other lease and Landlord shall not be liable to Tenant for a violation of Landlord’s Regulations or any other lease. Landlord’s failure to enforce Landlord’s Regulations against Tenant or any other occupant of the Building shall not be considered a waiver of Landlord’s Regulations.  Landlord shall not, however, enforce Landlord’s Regulations against Tenant in a discriminatory manner. If there is any inconsistency between this Lease and Landlord’s Regulations, this Lease shall control.

Article 4. Condition of the Premises.

Section 4.1 Tenant has examined the Premises and Tenant shall accept possession of the Premises in their “AS IS” condition on the date of this Lease, subject to latent defects, normal wear and tear and the removal of the existing occupant’s property, if any. Tenant acknowledge s that Landlord has no obligation to perform any work, supply any materials, incur any expenses or make any installations to prepare the Premises for Tenant’s occupancy.

Section 4.2 If requested by Landlord or Tenant, Landlord and Tenant shall, promptly sign and deliver a confirmation of the Commencement Date, the Fixed Expiration Date and any other dates, but the failure to do so shall not change those dates.

Article 5. Tenant’s Work

Section 5.1 Except as may be provided in this Lease, Tenant shall not make any alterations or changes to the Premises, the Building, the Building systems, or any part thereof (collectively, “Tenant’s Work”), without Landlord’s consent. Landlord’s consent shall not be unreasonably withheld, delayed or conditioned with regard to Tenant’s Work to adapt the Premises from time to time for the Permitted Use provided that Tenant’s Work (a) is nonstructural, (b) does not affect any part of the Building outside of the Premises, or materially and adversely affect the Building structure or the load-bearing ability of the Building, (c) does not adversely affect the proper functioning of the Building Systems and does not result in an increase in the use of such systems by Tenant beyond Tenant’s allocable portion of the reserve capacity thereof, (d) require an amendment of the certificate of occupancy for the Building or the Premises, and (e) is performed only by those contractors or subcontractors identified on Exhibit G to this Lease or other contractors or subcontractors provided the same are previously approved by Landlord in writing (which approval shall not be unreasonably withheld, delayed or conditioned; except that any Tenant’s Work which affects any Building system or service shall be performed by a contractor or subcontractor which is either designated by Landlord, identified on Exhibit G to this Lease, or identified in any other list of approved contractors and subcontractors for that work promulgated by Landlord from time to time). Tenant’s Work shall be performed, at Tenant’s expense, in a workerlike manner using new materials of first class quality and in compliance with this Lease, all Laws and Tenant’s Plans (as defined in Section 5.2). If Tenant’s Work consists solely of the installation of Tenant’s Property in the Premises, a change affecting only Tenant’s Property in the Premises or the painting, carpeting or decorating of the Premises (collectively, “cosmetic alterations”), Landlord’s consent shall not be required, provided (i) Tenant gives Landlord 10 days prior notice thereof (with reasonable details of the work to be performed), (ii) all of the other applicable provisions of this Lease shall apply and (iii) the work does not violate clauses (a), (b) or (c) of this Section. Notwithstanding the foregoing, Tenant’s failure to deliver notice of any proposed cosmetic alterations shall not be deemed to constitute a Default under this Lease provided Tenant otherwise complies with all other applicable provisions of this Article.

Section 5.2 Prior to performing any Tenant’s Work (other than any Tenant’s Work which pursuant to this Article does not require Landlord’s consent), Tenant shall, at Tenant’s expense (a) deliver to Landlord, detailed plans and specifications for Tenant’s Work (including, without limitation, one set of mylar sepias and two sets of blue lines of final, stamped and detailed plans and specifications (including layout, architectural, electrical, mechanical and structural drawings) that comply with all applicable Laws) for each proposed Alteration in form reasonably satisfactory to Landlord prepared and certified by a registered architect or licensed engineer, and suitable for filing with the applicable Authority, if filing is required by Law (“Tenant’s Plans “), (b) obtain Landlord’s approval of Tenant’s Plans (which shall not be unreasonably withheld, delayed or conditioned to the extent Landlord’s consent to Tenant’s Work shown on Tenant’s Plans is not to be unreasonably withheld, delayed or conditioned pursuant to this Article, (c) obtain (and deliver to Landlord copies of) all required authorizations of any Authority, (d) deliver to Landlord certificates (in form reasonably acceptable to Landlord) of worker’s compensation insurance (covering all persons to be employed by Tenant, and all contractors and subcontractors performing any Tenant’s Work), commercial general liability insurance (naming Landlord, Landlord’s managing agent, if any, any Superior Landlord and any Mortgagee as additional insureds) and Builder’s risk insurance (issued on a completed value basis), in form, with companies, for periods and in amounts reasonably required by Landlord, naming Landlord, Landlord’s Managing Agent, Landlord’s asset manager, if any, any Superior Landlord and any Mortgagee as additional insureds, and (e) with respect to any Tenant’s Work costing more than $50,000 (other than Tenant’s Work which pursuant to this Article does not require Landlord’s consent), deliver to Landlord security in an amount equal to the total cost of such Tenant’s Work and reasonably acceptable to Landlord securing Tenant’s obligation to complete and pay for Tenant’s Work. If Landlord previously has provided Tenant or its architect with base building plans on a CADD disk, Tenant shall also submit Tenant’s Plans and any changes thereto by disk. Tenant shall promptly reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord in connection with Landlord’s review of Tenant’s Plans and inspection of Tenant’s Work, including, without limitation, outside experts retained by Landlord for that purpose. Following the completion of Tenant’s Work, Tenant shall, at Tenant’s expense, obtain and deliver to Landlord copies of all authorizations of any Authority required upon the completion of Tenant’s Work and “as-built” plans and specifications for Tenant’s Work prepared as reasonably required by Landlord). In the case of Tenant’s Work which costs in excess of $25,000 (as reasonably determined by Landlord), Tenant shall pay to the Manager a fee (the “Alteration Fee”) equal to five (5%) percent of the cost thereof. Tenant thereof shall pay such Alteration Fee or any portion to the Manager within 5 days after demand therefor.

Section 5.3 Except as otherwise provided herein, Tenant shall be permitted to perform Tenant’s Work during Business Hours, provided that such work does not interfere with or interrupt the operation and maintenance of the Building (as determined by Landlord) or unreasonably interfere with or interrupt the use and occupancy of the Building by any other tenants in the Building. Otherwise, Alterations shall be performed at such times and in such manner as Landlord may from time to time reasonably designate. If any portion of Tenant’s Work is required to be performed after Business Hours, Tenant shall reimburse Landlord, upon demand, for all additional costs and charges incurred by Land lord by reason thereof; including, without limitation, any compensation paid to a supervisory engineer.

Section 5.4 All Tenant’s Work (other than any portion of Tenant’s Work which consists of “Tenant’s Property”, as said term is hereinafter defined) shall become a part of the Building and shall be Landlord’s property from and after the installation thereof and may not be removed or changed without Landlord’s consent. Notwithstanding the foregoing, if, on or before the date Landlord approves Tenant’s Plans (or other documentation) for such Tenant’s Work, Landlord notifies Tenant that Landlord is reserving the right to require Tenant to remove

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those elements of Tenant’s Work that exceed or are different than the customary standard types of alterations for general, executive and administrative business offices in the Borough of Manhattan, City and State of New York, then Landlord prior to the Expiration Date, may require Tenant to remove such specified elements of Tenant’s Work and to repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. Without limiting the foregoing provisions, upon the Expiration Date or the earlier termination of the Term, Tenant shall remove all wiring and cabling from the raceways and conduits located in the Premises. On or before the Expiration Date, Tenant shall, at Tenant’s expense remove from the Premises and the Building Tenant’s trade fixtures, equipment and personal property which are removable without material damage to the Premises or the Building (“Tenant’s Property”). Any Tenant’s Property or Tenant’s Work (which Tenant was required to remove) not removed by Tenant by the Expiration Date shall be deemed abandoned and may, at Landlord’s option, be retained as Landlord’s property or removed by Landlord at Tenant’s expense. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Section 5.5 If, in connection with Tenant’s Work or any other act or omission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation is filed against Landlord, or any part of the Premises, the Building or Tenant’s Work, Tenant shall, at Tenant’s expense, discharge the same of record within 20 days after Tenant receives notice of the filing; and Tenant shall indemnify and hold Landlord harmless from and against any and all costs, expenses, claims, losses or damages resulting therefrom by reason thereof.  If Tenant shall fail to discharge such mechanic’s lien within the aforesaid period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such mechanic’s lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor, with interest, costs and allowances. Any amount paid by Landlord for any of the aforesaid charges and for all expenses of Landlord (including, but not limited to, attorneys’ fees and disbursements) incurred in defending any such action, discharging said lien or in procuring the discharge of said lien, with interest on all such amounts at the maximum legal rate of interest then chargeable to Tenant from the date of payment, shall be repaid by Tenant within ten (10) days after written demand therefor, and all amounts so repayable, together with such interest, shall be considered Additional Rent.

Section 5.6 Tenant shall not employ, or permit the employment of, any contractor, subcontractor or other worker in the Premises, whether in connection with Tenant’s Work or otherwise, if such employment shall, in Landlord’s reasonable judgment, interfere or cause conflict with other contractors, subcontractors or workers in the Building.

Section 5.7 At Tenant’s request, Landlord shall join in any applications for any authorizations required from any Authority in connection with Tenant’s Work (which has been approved by, or does not require approval of, Landlord), and otherwise cooperate with Tenant in connection with Tenant’s Work, but Landlord is not obligated to incur any expense, obligation or liability in connection therewith.

Article 6. Real Estate Taxes

Section 6.1 The following defined terms are used in this Article:

(a) Taxes. The aggregate of all real estate taxes, assessments (special or otherwise), and other charges (including, without limitation, business improvement district charges) of any Authority assessed against all or any part of the Building or the Land. If at any time the method of taxation is changed so that in lieu of, as an addition to or as a substitute for all or any part of the real estate taxes, assessments or charges assessed against all or any part of the Building or the Land, there is assessed any other tax, assessment or charge including, without limitation, any based on the rents received from the Building or the Land, all such taxes, assessments, and charges shall be considered Taxes. Taxes shall not, however, include any franchise, gift, inheritance, estate, sales, transfer, general income or profit tax imposed on Landlo rd by any Authority (unless same is considered part of Taxes pursuant to the preceding sentence). If in any Tax Year (including, without limitation, the Taxes Base Year) there is any abatement, exemption or discount of Taxes (or any assessment or rate which comprises Taxes), the abatement, exemption or discount shall not be taken into account, and Taxes shall be determined as if there were no abatement, exemption or discount.

(b) Taxes Base Year. As defined in Article 1 of this Lease.

(c) Tax Year. The 12-month period ending June 30 (or such other period as may be adopted by The City of New York as its fiscal year for Taxes).

(d)           Tax Statement. A statement showing the calculation of Tenant’s Tax Payment.

(e)           Tenant’s Tax Payment. Tenant’s Share of the excess of Taxes for any Tax Year over Taxes for the Taxes Base Year.

Section 6.2 If Taxes for any Tax Year any part or all of which falls within the Term exceed Taxes for the Taxes Base Year for any reason, foreseen or unforeseen (including, without limitation, increases in the tax rate or the assessed valuation of the Building or the Land for any reason, including, without limitation, changes in the method of assessment, reassessments occurring in the normal course or outside of the normal course or increases in assessments by reason of improvements, alterations or additions to the Building or the Land made by Tenant, other tenants, or Landlord), Tenant shall pay to Landlord Tenant’s Tax Payment in the manner hereinafter set forth. Tenant shall pay to Landlord Tenant’s Tax Payment as reasonably estimated by Landlord in equal monthly or other periodic installments, in advance, on the first day of each calendar month or other period, so that on the date 30 days before the date Landlord is required (without interest or penalty) to pay Taxes for any Tax Year or part of a Tax Year Landlord shall have received from Tenant Tenant’s Tax Payment. If Landlord requests or revises the monthly installments of Tenant’s Tax Payment following the commencement of a Tax Year, Tenant shall (a) until a request is made, pay the monthly installments of Tenant’s Tax Payment for the prior Tax Year and (b) within 10 days following Tenant’s receipt of that request or revision, pay the monthly installments of Tenant’s Tax Payment retroactive to the beginning of that Tax Year to the extent they exceed the payments previously made by Tenant for that Tax Year (or if they are less, Landlord shall credit the difference against the next payments under this Article). If 30 days before the date Landlord is required (without interest or penalty) to pay

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Taxes the aggregate amount collected by Landlord from Tenant is not sufficient to pay Tenant’s Tax Payment, Landlord shall give notice to Tenant, and Tenant shall pay to

Landlord the deficiency within 10 days following Tenant’s receipt of Landlord’s request.  If, however, the aggregate amount collected by Landlord from Tenant is greater than Tenant’s Tax Payment, Landlord shall credit the excess against Tenant’s next payments under this Lease or, if any excess is due Tenant at the Expiration Date, Landlord shall promptly pay that excess to Tenant.  Except as aforesaid, Tenant shall pay the Tax Payment to Landlord within 10 days following Tenant’s receipt of the Tax Statement for that Tax Year. At Tenant’s request, Landlord shall send to Tenant a copy of the relevant bill for Taxes. If Taxes for any Tax Year are less than Taxes for the Taxes Base Year, Tenant shall not be entitled to any payment or credit.

Section 6.3 Landlord may, at Landlord’s option, institute proceedings to reduce Taxes.  Tenant may not institute such proceedings. If Taxes for the Taxes Base Year are reduced, Tenant’s Tax Payment for all Tax Years subsequent to the Taxes Base Year shall be recomputed based on the reduced Taxes for the Taxes Base Year, and Tenant shall pay to Landlord, within 10 days following receipt of Landlord’s request, the deficiency between the amount paid by Tenant and the amount due as a result of the recomputations. If Landlord receives a refund of Taxes for any Tax Year for which Tenant made Tenant’s Tax Payment, Landlord shall credit Tenant’s Share of the refund against Tenant’s next payments under this Lease (or, if any refund is due Tenant at the Expiration Date, Landlord shall promptly pay that refund to Tenant), after deducting from the refund any reasonable expenses incurred by Landlord to obtain the refund which have not been previously reimbursed to Landlord, but Tenant’s Share of the refund for any Tax Year shall not exceed Tenant’s Tax Payment paid for that Tax Year.

Section 6.4 If the Expiration Date of this Lease is a date other than the first or last day of a Tax Year, Tenant’s Tax Payment for that Tax Year shall be apportioned according to the number of days of that Tax Year within the Term. Tenant shall, to the extent not paid by Tenant to Landlord as part of Taxes, pay to Landlord, within 10 days following Tenant’s receipt of Landlord’s request, any occupancy, rent or other tax now or hereafter imposed on Tenant which is collectible by Landlord, payable by Landlord if not paid by Tenant or a lien on any part of the Building.

Section 6.5 Tenant shall pay to Landlord, within 10 days following Tenant’s receipt of Landlord’s invoice, Tenant’s Share of the reasonable expenses incurred to contest any Taxes applicable to any part of the Term (prorated for any partial Tax Year within the Term) which have not been previously reimbursed to Landlord.

Section 6.6 Intentionally Omitted.

Article 8. Electricity

Section 8.1 Subject to the provisions of this Article, Landlord shall provide not less than an average of 3.5 watts (connected load) per usable square foot of electric current to the Premises (exclusive of the Building’s HVAC system) through the existing electrical system of the Building for Tenant’s for ordinary office lighting and normal low-power office equipment.  Tenant shall pay the Electric ity Charge (as said term is defined in Article 1 hereof), in addition to the Fixed Rent, Additional Rent and all other charges payable pursuant to this Lease, for the cost of such electric service; which Electricity Charge is calculated at the initial rate of $3.00 per rentable square foot (based on 3,935 rentable square feet in the Premises) per annum, or $11,805.00. The Electricity Charge shall be payable by Tenant in equal monthly installments of $983.75 due on the first day of each and every month (subject to increase from time to time as hereinafter set forth), which payments shall constitute Additional Rent hereunder. Landlord shall not be liable to Tenant for any failure, defect or interruption of electric service for any reason. Tenant’s use of electricity in the Premises shall not at any time exceed the capacity of the electrical system within or serving the Premises and Tenant shall not overload any component of such system. Tenant shall, at Tenant’s expense, furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Premises. Landlord shall select (and may from time to time change) the utility or other supplier providing electricity to the Building and the Premises. Tenant shall comply with all rules, regulations and other requirements of the utility or other supplier.

Section 8.2 Landlord may, at any time, cause Landlord’s electric consultant to survey the lighting and electrical equipment in the Premises and to estimate the annual cost of the electrical usage in the Premises (including, without limitation, the electrical usage of all components of the Building’s heating, ventilating and air-conditioning systems serving only the Premises), considering consumption, demand and all other relevant factors and based on the electric rate schedule at which Landlord purchases electricity for the Building, applied as if Tenant’s usage were the only usage in the Building. If the annual cost estimated by Landlord’s consultant exceeds the Electricity Charge then in effect, the Electricity Charge shall be increased by the amount of such excess, effective as of the date of the survey or, if performed in connection with Tenant’s initial occupancy of the Premises, as of the Commencement Date. The amount of any increase for the period from the effective date of the increase to the last day of the month in which Tenant receives notice of the increase shall be paid within 10 days following Tenant’s receipt of Landlord’s statement. “Cost” as such term is used in this Section 8.2 shall be deemed to include, without limitation, all sales, use, excise or other taxes imposed in connection with the furnishing of electricity to the Premises.

Section 8.3 If at any time the electric rate schedule at which Landlord purchases electricity for the Building is increased (including, without limitation, by reason of Landlord changing the electricity supplier for the Building) or the cost of furnishing electricity to Tenant is increased, Landlord may cause Landlord’s electric consultant to estimate the resulting increase in Landlord’s annual cost to supply electricity to Tenant and, effective on the date of the increase in the electric rate schedule, the Electricity Charge shall be increased by the amount estimated. The amount of the increase for the period from the effective date of the increase to the last day of the month in which Tenant receives notice of the increase shall be paid within 10 days following Tenant’s receipt of Landlord’s statement. Under no circumstances shall the Electrical Charge ever be reduced below $11,805.00 per annum.

Section 8.4 Any determination of Landlord’s electric consultant under this Article shall be binding and conclusive on Tenant unless within 60 days after Tenant’s receipt of the determination Tenant notifies Landlord that Tenant disputes the determination, identifies in Tenant’s notice Tenant’s electric consultant and delivers to Landlord a copy of the electric consultant’s determination. Tenant shall not, however, be permitted to dispute the determinations of Landlord’s electric consultant if there is a Default.  If Landlord’s electric consultant and Tenant’s electric consultant fail to agree on the determination in question within 30 days following Tenant’s notice, Landlord’s electric consultant and Tenant’s electric

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consultant shall, within 40 days following Tenant’s notice, designate an independent electric consultant to select either the determination of Landlord’s electric consultant or the determination of Tenant’s electric consultant, whichever the independent electric consultant believes is more accurate.  The independent electric consultant must be a person having not less than 10 years’ experience as an electric consultant in commercial office buildings in the City of New York. If the independent electric consultant is not designated within 10 days, the independent electric consultant shall be designated by the President of the Real Estate Board of New York, Inc. at the request of either Landlord or Tenant. The determination of the independent electric consultant shall be binding and conclusive on Landlord and Tenant.  Landlord and Tenant shall each pay their own expenses of this procedure, except the fees and expenses of the independent electric consultant shall be paid 50 percent by Landlord and 50 percent by Tenant. Pending the resolution of any dispute, Tenant shall pay to Landlord any increase in the Electricity Charge and the Fixed Rent determined by Landlord’s electric consultant. If it is determined that the increase is less than the increase determined by Landlord’s electric consultant, Landlord shall credit the overpayment against the Tenant’s next payments under this Lease or if any overpayment is due Tenant at the Expiration Date, Landlord shall promptly pay that overpayment to Tenant. In no event, however, is the originally specified Electricity Charge ever to be reduced below $11,805.00 per annum.

Section 8.5 Landlord may at any time, by notice to Tenant, elect to submeter the electricity provided to the Premises (including, without limitation, the electrical usage of all components of the Building’s heating, ventilating and air-conditioning systems serving only the Premises). If Landlord gives that notice this Lease shall continue in full force and effect unaffected thereby, except that (a) Landlord shall, at Tenant’s expense, furnish, install and maintain any submeter and other equipment in order for Tenant’s electricity to be separately measured, and (b) from and after the date the submeter and equipment are placed in service (i) the Electricity Charge and the Fixed Rent shall be reduced by the Electricity Charge then in effect and (ii) Tenant shall pay to Landlord for Tenant’s electricity usage, for any submeter billing period, within 10 days following Tenant’s receipt of Landlord’s statement, the sum of (A) an amount determined by applying Tenant’s consumption of and demand for electricity as measured by the submeter to the rate schedule pursuant to which Landlord purchases electricity for the Building (“Base Electric Charge”), and (B) Landlord’s administrative charge for overhead and supervision equal to 5% of the Base Electric Charge (not to exceed, however, any limitation imposed on that charge by any Law); provided, however, that if the submeter does not measure demand for electricity then the Base Electric Charge shall be equal to the product of Tenant’s consumption of electricity as measured by the submeter multiplied by the average cost (including, without limitation, consumption-related and demand-related charges) of the electricity purchased by Landlord for the utility billing period most closely corresponding to the submeter billing period. If more than one submeter measures Tenant’s electricity, the electricity supplied through each submeter may be computed and billed separately in accordance with this Section.

Section 8.6 Landlord may at any time, by notice to Tenant, elect to discontinue providing electricity to the Premises (including, without limitation, the electricity for all components of the Building’s heating, ventilating and air-conditioning systems serving only the Premises). If Landlord gives that notice this Lease shall continue in full force and effect unaffected thereby, except that (a) Tenant shall, at Tenant’s expense, diligently arrange to obtain electricity from the utility or other supplier providing electricity to the Building by means of the

130565.3 13

existing Building electrical system to the extent it is available, suitable and safe for such purpose, as reasonably determined by Landlord, (b) Landlord shall, at Landlord’s expense, furnish and install any additional equipment (including any meters) required in order for Tenant to obtain electricity directly from the utility or other supplier, and (c) from and after the date Tenant receives electricity from the utility or other supplier, Landlord shall not be required to provide electricity to the Premises and the Electricity Charge and the Fixed Rent shall be reduced by the Electricity Charge then in effect.

Section 8.7 If any tax or other charge is imposed on Landlord’s receipt of Rent under this Article, Tenant shall pay such tax or other charge to La ndlord within 10 days following receipt of Landlord’s statement, and Landlord shall remit same to the appropriate Authority.

Section 8.8 Landlord and Tenant shall sign, acknowledge and deliver to each other an agreement in such form as Landlord reasonably requires to reflect each change in the Electricity Charge and the Fixed Rent under this Article, but no delay or failure to do so shall change the effective date of the increase.

Article 9. Services

Section 9.1 Elevators . Landlord shall (unless the Premises are on street level) provide (a) nonexclusive passenger elevator service on all days, excluding Saturdays, Sundays, and all holidays observed by the State of New York, the Federal Government or the labor unions servicing the Building (“Business Days”), from 8:00 a.m. to 6:00 p.m. (“Business Hours”), (b) at least one passenger elevator at all other times and (c) a nonexclusive freight elevator on Business Days from 9:00 a.m. to 12 noon and from 1:00 p.m. to 5:00 p.m. Landlord may change the manner of operation of any of the elevators.

Section 9.2 Heat, Ventilation and Air Conditioning. Landlord shall provide to the Premises through the existing Building system, when and as required for the comfortable occupancy of the Premises (as reasonably determined by Landlord), heat, ventilation and air conditioning (“HVAC”), on Business Days during Business Hours.

Landlord makes no representation and shall have no obligation or liability with respect to the performance of the Building HVAC system by reason of (a) the use of the Premises, or any part thereof, in a manner exceeding the design criteria of the system, (b) the arrangement of any partitioning or the ceiling distribution system which interferes with normal operation of the system, (c) the use of any machines or equipment, except for ordinary office equipment which does not produce excess heat, (d) Tenant’s failure to comply with this Lease which affects the performance of the system, (e) Tenant’s Work, (f) any other act of Tenant or Tenant’s employees or contractors, or (g) any Law. Landlord will not be responsible for the failure of the Building HVAC system if such failure results from the occupancy of the Premises by more than an average of one person for each one hundred (100) square feet in any separate room or area or if Tenant shall install and operate machines, incandescent lighting and appliances the total connected electrical load of which exceeds 3.5 watts per square foot of usable area in any separate room or area. If Tenant shall occupy the Premises at an occupancy rate of greater than that for which the Building HVAC system was designed, or if the total connected electrical load shall exceed 3.5 watts per square foot of usable area, or if Tenant’s partitions shall be arranged in such a way as to interfere with the normal operation of the Building HVAC system, Landlord may elect to make changes to the Building HVAC system or the ducts through which it operates required by reason thereof, and the cost thereof shall be reimbursed by Tenant to Landlord, as Additional Rent, within 10 days after presentation of a bill therefor.  Landlord, throughout the Term, shall have free access to all mechanical installations of Landlord, including but not limited to air cooling, fan, ventilating and machine rooms and electrical closets, and Tenant shall not construct partitions or other obstructions that may interfere with Landlord’s free access thereto, or interfere with the moving of Landlord’s equipment to and from the enclosures containing said installations. Tenant shall not at any time enter the said enclosures or tamper with, adjust, touch or otherwise in any manner affect said mechanical installations. Landlord’s obligations under this Section are subject to applicable Laws that may limit the hours or the extent to which Landlord is permitted to supply HVAC.

Section 9.3 Cleaning. Provided Tenant shall keep the Premises in good order and repair. Landlord, at Landlord’s expense, shall cause the Premises, excluding any portions thereof used as security areas or used for the storage, preparation, service or consumption of food or beverages, to be cleaned (unless the Premises are on street level) after Business Hours on every Business Day in accordance with the cleaning specifications annexed to this Lease as Exhibit D. If, however, any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant’s sole expense, in a manner reasonably satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building (i) to the extent that the same, in any one day, exceeds the average daily amount of refuse and rubbish usually attendant upon the use of such Premises as offices, as described and included in Landlord’s cleaning contract for the Building or recommended by Landlord’s cleaning contractor, and (ii) related to or deriving from the preparation or consumption of food or drink. Landlord shall render bills for the same to Tenant at such time as Landlord may elect and shall be due and payable as Additional Rent within 10 days after the time rendered. Tenant shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord through Landlord’s cleaning contractor, and to be treated against infestation by vermin, rodents or roaches, whenever there is evidence of any infestation. Additionally, if the Demised Premises includes a kitchen or a warming pantry, Tenant, at Tenant’s expense, shall cause the Premises to be exterminated monthly (or more often as required) by an exterminator designated by Landlord; and Tenant shall not permit any person to enter the Premises or the Building for the purpose of providing extermination services, unless Landlord has approved such persons in advance. If so requested by Landlord, Tenant, at Tenant’s expense, shall store any refuse generated by the consumption of food or beverages on the Premises in a cold box or similar facility. Landlord shall have no obligation to clean, repair, replace or maintain any “private” plumbing fixtures or facilities (i.e., plumbing fixtures and facilities other than those that would be the common toilets in a multi-tenant floor) or the rooms in which they are located. Tenant shall sort, separate and recycle all refuse and rubbish of Tenant in accordance with the methods and procedures set forth, from time to time, by Landlord and as may be required by any applicable Laws.

Section 9.4 Water; Lavatories. Landlord shall provide to the Premises domestic water for ordinary drinking, pantry and lavatory purposes. If Tenant requires excessive or unusual quantities of domestic water for any other purpose, and domestic water is available for that purpose from the existing Building system, Landlord shall provide that domestic water,

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but may install a domestic water meter to measure Tenant’s consumption, in which event Tenant shall (a) pay to Land lord the cost of the meters and their installation, (b) at Tenant’s expense, keep the meters in good working order and repair, and (c) pay to Landlord, within 10 days following Tenant’s receipt of a bill, the cost incurred by Landlord to supply water (or only domestic water, as the case may be) to the Premises as measured by the domestic water meter (including, without limitation, any sales or other taxes).

Section 9.5 Access. Tenant shall have access to the Premises 24 hours each day, seven days each week pursuant to a system established by Landlord (but Landlord shall have no obligation or liability to Tenant or otherwise to remove any snow, ice or other obstructions except on Business Days during Building Hours). Landlord may exclude from the Building (a) any employee of Tenant not presenting a pass to the Building authorized by Landlord and (b) any visitor of Tenant who is not on a list provided to Landlord by Tenant or otherwise authorized by Tenant to enter the Building pursuant to procedures established by Land lord.

Section 9.6 Directory Listing. Landlord shall list Tenant’s name on the Building’s main tenant directory. Tenant shall pay to list the names of any subtenants and for any other changes in the directory listings. The listing of any other name on the door of the Premises, the Building directory, or otherwise, shall not vest in that person any right or interest in this Lease or in the Premises, nor shall it be considered Landlord’s consent to any assignment of this Lease or any sublease or occupancy of the Premises.

Section 9.7 Overtime, Extra or Outside Services. The Rent does not reflect or include any charge to Tenant for the furnishing of any necessary freight elevator facilities or HVAC to the Premises during periods (“Overtime Periods”) other than on Business Days during Operating Hours. Accordingly, if Landlord furnishes any such freight elevator facilities or HVAC to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord Additional Rent for such services at the standard rates then fixed by Landlord for the Building or if no such rates are then fixed, at comparable rates then being charged by comparable office buildings in the Borough of Manhattan, the City and State of New York. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received at least 24 hour advance notice from Tenant requesting such services, which notice must be given on the Business Day immediately preceding the day upon which such services are needed by Tenant. If Tenant shall fail to give Landlord such advance notice, then Landlord shall have no liability whatsoever to Tenant, for any annoyance or inconvenience, or any injury from interruption of Tenant’s business or otherwise, for so failing to furnish any such services during such Overtime Periods. Any such failure, whether or not notice shall have been given, and whether or not in Overtime Periods, shall not, in any event, constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease. Notwithstanding any other provision of this Section 9.7 to the contrary, Landlord shall provide to Tenant up to four (4) consecutive hours of overtime freight elevator use without charge in connection with Tenant’s initial occupancy of the Premises.

Section 9.8 No Warranty by Landlord. Landlord shall have no obligation to provide to Tenant or the Premises any services except as specifically set forth in this Lease. Landlord does not warrant that any Building system or service to be provided by Landlord, or any other systems or services that Landlord may provide (a) shall be adequate for Tenant’s particular purposes or (b) shall be free from interruption or reduction.  Building systems and services, including, without limitation, access, may be interrupted or reduced by reason of Laws, repairs or changes which are, in Landlord’s judgment, necessary or desirable, or Unavoidable Events, in which event such interruption or reduction shall not, unless otherwise provided in this Lease (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use of the Premises, (ii) entitle Tenant to any compensation or abatement of the Rent, (iii) relieve Tenant from any obligation under this Lease, or (iv) impose any obligation or liability on Landlord by reason of inconvenience or annoyance to Tenant, injury to or interruption of Tenant’s business, or otherwise.

Article 10.Repairs

Section 10.1 Landlord shall, at Landlord’s expense, maintain and repair the Building, the Land and the Building systems, except to the extent of Tenant’s responsibility set forth in this Article.

Section 10.2 Tenant shall, at Tenant’s expense, subject to the provisions of this Lease, including, without limitation, Article 5, as if part of Tenant’s Work, maintain and repair the Premises (including, without limitation, any lavatories within the Premises) and all Building systems within and serving only the Premises subject to reasonable wear and tear of damage for which Tenant is not responsible pursuant to this Lease.  If the Premises are on street level, Tenant shall, at Tenant’s expense (a) maintain and repair the sidewalks abutting the Premises and (b) keep those sidewalks free of rubbish, snow, ice and other obstructions, and otherwise in a safe and clean condition, subject to reasonable wear and tear and damage for which Tenant is not responsible pursuant to this Lease. Subject to the provisions of Article 16, all damage to the Building, the Land or the Building systems resulting from any act or omission of Tenant or Tenant’s employees or contractors, shall be repaired, at Tenant’s expense, by Tenant to the reasonable satisfaction of Landlord or, at Landlord’s option, by Landlord. Tenant shall give prompt notice to Landlord if any portion of the Premises or the Building systems within the Premises requires repair. Tenant shall, at Tenant’s expense, cause vermin within the Premises to be exterminated (as reasonably required by Landlord). Notwithstanding the foregoing, provided Tenant’s intentional or negligent actions or omissions have not resulted in the need for repairs to the Premises, Tenant’s responsibility for the cost to repair any portion of the Premises the cost of which exceeds $50,000 shall be limited, in any single calendar year (or portion thereof) during the Term of this Lease, to the payment of the annual amortized cost of such repair over the useful life of such repair (as determined by Landlord in the exercise of its sole discretion, exercised reasonably).

Section 10.3 Tenant shall not place a load upon any floor of the Premises that exceeds the switch load made available for the Premises. Tenant shall not locate or move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, and Tenant shall make payment to Landlord of Landlord’s costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixture requires special handling (as reasonably determined by Landlord), Tenant shall employ only persons holding a Master Rigger’s license to do said work. All work in connection therewith shall comply with all applicable Laws, and shall be done during such hours as Landlord may designate. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.

Section 10.4 Landlord shall operate, maintain and make all necessary repairs (both structural and non-structural) to the Building systems and the public portions of the Building, both exterior and interior, in conformance with standards applicable to similar office buildings in Manhattan, except for those repairs for which Tenant is responsible pursuant to any other provision of this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs in connection with such repairs, alterations, additions or improvements.  Notwithstanding the foregoing, if Tenant shall so request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates or incur other overtime costs in making such repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as Additional Rent, within 10 days after demand therefor, an amount equal to the excess costs incurred by Landlord by reason of compliance with Tenant’s request. Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or its fixtures, appurtenances or equipment.

Section 10.5 Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

Section 10.6 Landlord shall have no liability to Tenant, there shall be no abatement of the Rent and there shall not be deemed to be any actual or constructive eviction of Tenant arising from Landlord performing any repairs or other work to any portion of the Building, the Premises, or the Building systems, including, without limitation, by reason of any inconvenience, annoyance or injury to Tenant’s business.

Article 11.Laws

Section 11.1 Tenant shall, at Tenant’s expense, subject to the provisions of this Lease, including, without limitation, Article 5, as if part of Tenant’s Work, comply with all present and future laws, rules, regulations, orders, ordinances, judgments, requirements and (if Landlord adopts same) recommendations (collectively, “Laws”), of the United States of America, the State of New York, the City of New York or any present or future subdivision, court, agency, department, commission, board, bureau or instrumentality thereof, and any fire insurance rating body (collectively, “Authority”) applicable to Tenant’s occupancy of the Premises, Tenant’s Work, Tenant’s Property or the Premises. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s sole cost and expense, take all action, including the performance of any Tenant’s Work necessary to comply with the applicable provisions of Local Laws No. 5 of 1973, No. 16 of 1984, No. 76 of 1985, No. 58 of 1987 and the Americans With Disabilities Act of 1990 (the “ADA”), each as modified and supplemented from time to time) which shall impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with, the Premises, Tenant’s occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a “place of public accommodation” under the ADA), or any installations in the Premises, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Laws shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof.

Section 11.2 If Tenant’s compliance with applicable Laws requires structural work to the Premises or the Building systems within and serving only the Premises, Tenant shall comply, at Tenant’s expense, only if the obligation to comply arises from any of the following: (i) any cause or condition arising out of any Tenant’s Work or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant), or (ii) Tenant’s particular use, manner of use or occupancy on behalf of Tenant of the Premises (as opposed to mere office use), or (iii) any breach of any of Tenant’s covenants or agreements under this Lease, or (iv) any wrongful act or omission by Tenant, or (v) Tenant’s use or manner of use or occupancy of the Premises as a “place of public accommodation” within the meaning of the ADA, in which event Tenant’s obligation to perform any Alteration by reason of this clause (v) shall apply only to the Premises. If any of the foregoing requires work outside the Premises serving areas outside the Premises, Tenant shall cease that manner of using the Premises or, at Landlord’s option, Landlord may perform that work, at Tenant’s expense, to be paid within 10 days following Tenant’s receipt of a bill therefor.

Section 11.3 Without limiting any provision of this Article, Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Laws governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials (as defined below), the presence of which results from or in connection with the act or omission of Tenant or the breach of this Lease by Tenant. The term “Hazardous Materials” shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Requirements. Tenant shall agree to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on, under or about the Premises, the Building or the Land. Tenant shall indemnify and hold harmless Landlord and any mortgagee from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended of any Landlord or any mortgagee by any Authority by reason of the presence in or about the Building or the Premises of any Hazardous Materials, as a result of or in connection with the act or

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omission of Tenant or the breach of this Lease by Tenant. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease.

Section 11.4 Tenant shall promptly deliver to Landlord a copy of any communication or other materials relating to the Premises, the Building, the Building systems, Tenant’s Property or Tenant’s Work received by Tenant from, or sent by Tenant to, any Authority.

Article 12.Subordination; Estoppel Certificates

Section 12.1 This Lease, and the rights of Tenant under this Lease, are subject and subordinate in all respects to all present and future underlying leases of the Building, including, without limitation, all renewals, extensions, modifications and replacements thereof (“Superior Leases”) and all present and future mortgages on any Superior Lease or on the Building, including, without limitation, all renewals, extensions, supplements, modifications, consolidations and replacements thereof (“Mortgages”), and all advances under any Mortgage. This Section is self-operative and no further instrument of subordination is required.  In confirmation of the subordination, Tenant shall, within 10 days following receipt of Landlord’s request, sign, acknowledge and deliver a subordination non-disturbance and attornment agreement or any other instrument that Landlord, any landlord under a Superior Lease (“Superior Landlord”) or, any mortgagee under a Mortgage (“Mortgagee”) may request to evidence the subordination; and if Tenant fails to execute, acknowledge or deliver any such instrument within 5 days after Landlord’s request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such instrument for and on behalf of Tenant.

Section 12.2 If any act or omission of Landlord gives Tenant the right, immediately or after a period of time, to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise that right until Tenant gives notice of said act or omission to each Mortgagee and Superior Landlord whose name and address has been provided to Tenant in writing, and until Mortgagee or such Superior Landlord shall have had the opportunity to cure such default within 60 days after receipt of such notice; or, in the event such cure (a) requires more than 60 days to effect or (b) requires that Mortgagee or such Superior Landlord acquire title to the Property, then within a reasonable time after such time period or after Mortgagee or such Superior Landlord acquires title to the Property, as the case may be, provided Mortgagee or such Superior Landlord proceeds diligently to effect such cure or acquire such title.  Notices required to be delivered by Tenant under this Section shall be delivered as follows:

c/o Allstate Investments, LLC Allstate Plaza South, Suite

 G5C 3075 Sanders Road Northbrook, Illinois 60062-7127

Attention: Commercial Mortgage Loan Service Manager

with a copy to:

c/o Allstate Investments,

LLC Allstate Plaza

South, Suite G5A 3075

Sanders Road

Northbrook, Illinois

60062-7127 Attention:

Investment Law

Division

Landlord may change by written notice to Tenant the names and addresses of the parties to whom notice shall be delivered under this Section.

Section 12.3 If any Mortgagee or any Superior Landlord (or a designee or successor thereof) succeeds to the rights of Landlord under this Lease through a foreclosure or sale of the Property, this Lease shall, at the sole option of such Mortgagee or Superior Landlord, continue in full force and effect; and Tenant shall, upon the request of Mortgagee or such Superior Landlord, attorn to and recognize Mortgagee or such Superior Landlord (or its designee or successor) as Tenant’s landlord under this Lease; and Tenant shall, within 10 days following Tenant’s receipt of a request from such successor, sign, acknowledge and deliver any instrument that Mortgagee, such Superior Landlord (or its designee or successor) reasonably requests to evidence Tenant’s attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Mortgagee, Superior Landlord (or its designee or successor) and Tenant on all of the terms of this Lease, except that Mortgagee, Superior Landlord (or its designee or successor) shall not be (a) liable for any breach of a covenant contained in the Lease that occurred before such party acquired its interest in the Property or liable for any continuing breach of any such covenant, except to the extent such breach continues to occur after such acquisition, and Mortgagee, Superior Landlord (or its designee or successor, as applicable), has received at least thirty (30) days’ prior written notice thereof and the right to cure such breach, (b) bound by any obligation to make any payment to Tenant or to grant any offset, abatement or credit to Tenant, (c) bound by any modification of this Lease made after the date of the Mortgage or the Superior Landlord in question, or by any prepayment of rent allocable to the period after such foreclosure sale and paid more than 60 days in advance of its due date, unless the modification or prepayment has been approved in writing by the Mortgagee or the Superior Landlord in question, (d) required to perform any work in the Premises or incur any costs to repair any damage caused by a fire, other casualty or condemnation in excess of the insurance proceeds or condemnation award, (e) be subordinated to any lien or charge other than the lien of the existing Mortgage or Superior Lease, or be required to depend in any manner upon property not subject to the lien of this instrument; or (f) liable for the return of any Security Deposits held by Landlord which were not actually received by Mortgagee, a Superior Landlord (or its designee or successor).

Section 12.4 If any Mortgagee or Superior Landlord requires any modifications of this Lease, or that any Mortgage or Superior Lease be subordinate to this Lease, Tenant shall, within 10 days following Tenant’s receipt of a request, sign, acknowledge and deliver to Landlord instruments in form and substance reasonably requested by Landlord providing for those modifications (provided they do not materially adversely affect Tenant) or that subordination.

Section 12.5 Tenant shall, at any time and from time to time, within 10 days following Tenant’s receipt of Landlord’s request, sign, acknowledge and deliver to Landlord or any other person designated by Landlord a certification (an “Estoppel Certificate”) stating: (a) that this Lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications), (b) the date to which the Rent has been paid, (c) stating whether or not, to the

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best of Tenant’s knowledge, there is a Default or any event has occurred which, with the serving of notice or the passage of time, or both, would give rise to a Default, or if Landlord is in default under the Lease, and if so, setting forth the specific nature of same, and (d) to the best of Tenant’s knowledge, any other factual matters reasonably requested by Landlord or any person designated by Landlord. A form of the foregoing Estoppel Certificate is appended to this Lease as Exhibit I. Any Estoppel Certificate delivered pursuant to this Section may be relied upon by Landlord or any other person designated by Landlord. The failure of Tenant to execute, acknowledge and deliver to Landlord an Estoppel Certificate in accordance with the provisions of this Section 12.5 within said 10 day period shall constitute an acknowledgment by Tenant, which may be relied on by any person who would be entitled to rely upon any such Estoppel Certificate, that such Estoppel Certificate as submitted by Landlord is true and correct; in the alternative, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such Estoppel Certificate for and on behalf of Tenant.

Article 13.Insurance

Section 13.1 Tenant will secure and maintain, at Tenant’s expense:

(a) All risk property insurance (including extra expense insurance) on all of Tenant’s fixtures and personal property in the Premises, and on any alterations, additions or improvements which Landlord requires Tenant to insure in accordance with Article 5, all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of fixtures and personal property and for the restoration of any such alterations, additions or improvements as set forth in Articles 16 and 17. Landlord will be named as loss payee as respects its interest in any such alterations, additions, or other improvements.

(b) Business income insurance with limits not less than Tenant’s 100% gross revenue for a period of 12 months.

(c) Workers compensation and employers liability insurance.  Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000 per accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease.

(d) Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Building Such insurance will afford, at a minimum, the following limits:

Each Occurrence $1,000,000 General Aggregate $2,000,000 Products/Completed Operations $2,000,000 Aggregate Personal and Advertising Injury $1,000,000 Liability Fire Damage Legal Liability $50,000 Medical Payments $5,000 Any general aggregate limit will apply on a per-location basis to the extent of the minimum coverages hereinabove set forth.

Such insurance will name Landlord, its trustees and beneficiaries, Landlord’s mortgagees, Landlord’s managing agent, Landlord’s advisor, and their respective officers, directors, agents and employees, as additional insureds (the “Required Additional Insureds”).

(e) This coverage must include blanket contractual liability, broad form property damage liability, and must contain an exception to any pollution exclusion (other than mold) that insures damage or injury arising out of heat, smoke, or fumes from a ho stile fire.  Such insurance must be written on an occurrence basis and contain a standard separation of insureds provision.

(f) Business auto liability that insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use of “any auto.”  A minimum of a $1,000,000.00 combined single limit per accident will apply.

(g) Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with the following minimum limits:

Each Occurrence $5,000,000
Annual Aggregate $5,000,000

These limits must be in addition to and not including those stated for underlying commercial general liability, business auto liability, and employers liability insurance. Such policy must name the Required Additional Insureds as additional insureds.

Section 13.2 All policies required to be carried by Tenant hereunder must be issued by and binding upon an insurance company licensed to do business in the state in which the property is located with a rating of at least “A” “XII” or better as set forth in the most current issue of Best’s Key Rating Guide, unless otherwise approved by Landlord.  Tenant will not do or permit anything to be done that would invalidate the insurance policies required.

(a) Liability insurance maintained by Tenant will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.

(b) Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 27, evidencing property insurance as required will be delivered to Landlord prior to delivery or possession of the Premises and ten days prior to each renewal date. Certificates of insurance will include an endorsement for each policy showing that the Required Additional Insureds are included as additional insureds on liability policies (except employer’s liability). The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord’s interest in improvements and betterments. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel or non-renew the policy, or reduce the coverage below the limits required in this Lease, without at least 30 days’ prior notice to Landlord and Landlord’s managing agent.

(c) If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord’s request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(d) The limits of insurance required by this Lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Article 14 below. Any deductibles selected by Tenant will be the sole responsibility of Tenant.

(e) Landlord may, at its sole discretion, change the insurance policy limits and forms that are required to be provided by Tenant; such changes will be made to conform to common insurance requirements for similar properties in similar geographic locations.  Landlord will not change required insurance limits or forms more often than once per calendar year.

Section 13.3 Landlord agrees to maintain during the Lease Term “all-risk” insurance on the Building at replacement cost, excluding foundations and excluding the items that Tenant is required to insure under Section 13.1(a).

Article 14. Waiver of Claims; Waiver of Subrogation

Section 14.1 To the extent permitted by law, Tenant waives all claims it may have against Landlord, its agents or employees for damage to property sustained by Tenant or any occupant or other person resulting from the Premises or the Building or any part of said Premises or Building becoming out of repair or resulting from any accident within or adjacent to the Premises or Building or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Building or any other person while on the Premises or the Building, or resulting from any peril required to be insured against under this Lease, regardless of cause of origin. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Building or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Building.  Tenant will give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

Section 14.2 Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Sections 13(a) and 13(b), to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord’s Managing Agent.

Section 14.3 To the extent permitted by law, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Building resulting directly or indirectly from any act or omission of Tenant or any occupant of the Premises or any other person while on the Premises, to the extent that such claim is covered by any property insurance which Landlord is required under Article 13 to carry on the Building. Landlord will include in any property insurance policy that Landlord may carry on the Building, to the extent permitted by law, a waiver of subrogation against Tenant.

Section 14.4 Landlord will not be required to maintain insurance against thefts within the Premises, the Building or any complex within which the Building is located.

Article 15. Indemnity

Section 15.1 Tenant shall not do or permit any act of thing to be done upon the Premises or the Building that may subject Landlord, its trustees, partners, shareholders, officers, directors, employees, agents and contractors and the managing agent for the Building (and the partners, shareholders, officers, directors and employees of Landlord’s agents and contractors and of the managing agent for the Building) (each an “Indemnitee” and all, collectively, as the “Indemnitees”) to any liability or responsibility for injury, damage to persons or property or to any liability by reason of the existence or application of, compliance with or violation of any applicable Law, but shall exercise such control over the Premises as to protect each Indemnitee fully against any such liability and responsibility. Subject to the provisions of Articles 14 and 16 of this Lease, Tenant shall indemnify and save harmless the Indemnitees from and against (a) all claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Tenant, (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises during the Term or during Tenant’s occupancy of the Premises, (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant, and (d) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 15.2 If any claim, action or proceeding is made or brought against any Indemnitee, against which claim, action or proceeding Tenant is obligated to indemnify such Indemnitee pursuant to the terms of this Lease, then, upon demand by the Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name, if necessary, by such attorneys as the Indemnitee may select, including, without limitation, attorneys for the Indemnitee’s insurer. Notwithstanding the foregoing, if such attorneys shall be defending both Tenant and an Indemnitee, such Indemnitee may retain its own attorneys to defend or assist in defending any claim, action or proceeding, and Tenant shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Article 14 shall survive the expiration or earlier termination of this Lease.

Article 16. Casualty

Section 16.1 If (a) the Premises are damaged by fire or other casualty, or (b) the Building or any Building system is damaged by fire or other casualty so that Tenant is deprived of reasonable access to the Premises or the Premises are unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises, Tenant shall give prompt notice to Landlord. Subject to the provisions of this Article, the damage shall be repaired by Landlord, at Landlord’s expense, excluding damage to Tenant’s Work or Tenant’s Property. Until the repairs to be performed by Landlord are substantially completed, the Rent shall be reduced in proportion to the area of the Premises to which Tenant shall not have reasonable access or which is unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises.

Section 16.2 If the cost of repairing any damage to the Building by fire or other casualty (whether or not the Premises are damaged, exceeds 25 percent of the replacement cost of the Building as reasonably estimated by a reputable contractor, architect or engineer selected by Landlord, Landlord may, not later than 60 days following the date of the damage, give Tenant a notice terminating this Lease. If this Lease is terminated under this Section, the Term shall expire on the 10th day after the notice is given as if that date were the Expiration Date (and any Rent paid by Tenant to Landlord for any period after that date shall be promptly refunded by Landlord to Tenant).

Section 16.3 If a fire or other casualty results in the reduction of Rent pursuant to Section 16.1 with respect to 50 percent or more of the Premises, Landlord shall, within 60 days following the fire or other casualty, deliver to Tenant an estimate by a reputable contractor, architect or engineer selected by Landlord of the time required to substantially complete the repair of the Premises. If (a) the estimate exceeds the lesser of 180 days following the fire or other casualty or the remaining Term, and (b) there is no

Default and Tenant did not cause the fire or other casualty, Tenant shall have the right, by notice to Landlord within 10 days following the date Tenant receives the estimate, to terminate this Lease effective the date which is 60 days following the date of its notice, in which event Tenant shall pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 16.1), and the Term shall expire on that date as if that date were the Expiration Date.

Section 16.4 If this Lease is not terminated as provided in this Article (a) Tenant shall, at Tenant’s expense, promptly remove Tenant’s Property from the Premises to the extent required by Landlord in connection with Landlord’s repair of the damage and (b) if for any reason the repair is not substantially complete (i) if Section 16.3 shall not apply, 270 days following the fire or other casualty or (ii) if Section 16.3 shall apply, the later of 270 days following the fire or other casualty and the period set forth in the estimate, if there is no Default and Tenant did not cause the fire or other casualty, Tenant shall have the right, by notice to the Landlord within 10 days following the end of that period, to terminate this Lease effective the date which is 60 days following the date of its notice, in which event Tenant shall pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 16.1), and the Term shall expire on that date as if that date were the Expiration Date.

Section 16.5 This Article constitutes an express agreement governing any damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, and any other similar Law shall have no application to a fire or other casualty.

Article 17.Condemnation

Section 17.1 If as the result of a taking by condemnation or similar legal action of an Authority (a) all of the Premises, or so much thereof as renders the Premises wholly unusable by Tenant, is taken, (b) a portion of the Building or the Land is taken, resulting in Tenant no longer having reasonable access to or use of the Premises, (c) all or substantially all of the Building or the Land is taken or (d) a portion of the Building is taken resulting in Landlord’s determination to demolish the Building, this Lease shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In that event, the Rent shall be apportioned as of the date of termination and any Rent paid by Tenant to Landlord for any period after that date shall be promptly refunded by Landlord to Tenant.

Section 17.2 In the event of any such taking of all or any part of the Premises, the Building or the Land, Landlord shall be entitled to receive the entire award. Tenant shall have no claim against Landlord or any Authority for the value of the unexpired portion of the Term or Tenant’s Work, and Tenant hereby assigns to Landlord all of its right in and to any such award. Tenant may, however, at Tenant’s expense, make a separate claim to the acquiring Authority for the value of Tenant’s Property and for moving expenses, provided such claim and award, if any, does not result in a reduction of the award which would otherwise be made to Landlord.

Section 17.3 If a taking does not result in the termination of this Lease (a) Landlord, at Landlord’s expense, shall as soon as practicable restore that part of the Premises or the Building (or the Land) not taken, so that the Premises are usable, and (b) from and after the date of the vesting of title, the Rent shall be reduced in the same proportion as the area of the Premises, if any, which was taken.

Article 18.Assignment and Subletting

Section 18.1 Except as provided in this Article, Tenant shall not, without Landlord’s consent (a) assign (by operation of law or otherwise), encumber or otherwise transfer all or any interest in this Lease, (b) sublet or permit others to occupy all or any part of the Premises (whether for desk space, mailing privileges or otherwise) or (c) unless Tenant’s ownership interests are publicly traded on a stock exchange or on the over the counter market, transfer, redeem or issue (by one or more transactions) any ownership interests of Tenant which results in 50 percent or more of the ownership interests of Tenant being held by persons who did not hold 50 percent or more of those ownership interests on the date of this Lease (any such transfer, redemption or issuance to be considered an assignment of this Lease requiring Landlord’s consent). Unless such ownership interests use publicly trade on a stock exchange or on the over the counter market, a transfer, redemption or issuance (by one or more transactions) of any ownership interests of Guarantor, or any direct or indirect parent of Guarantor or of Tenant, which results in 50 percent or more of the ownership interests being held by persons who did not hold 50 percent or more or those ownership interests on the date of this Lease, shall be considered an assignment of this Lease requiring Landlord’s consent. Landlord’s consent to an assignment, transfer, subletting or occupancy shall not relieve Tenant from any liability under this Lease or from obtaining Landlord’s consent to any further assignment, transfer, subletting or occupancy.

Section 18.2 If Tenant desires to assign this Lease or sublet all or a portion of the Premises for all or substantially all of the balance of the remaining Term, Tenant shall give Landlord notice of Tenant’s desire and the desired effective date accompanied by (i) a copy of the letter of intent, “term sheet” or summary of proposed business terms exchanged between Tenant and Tenant’s proposed subtenant or assignee, the proposed effective or commencement date of which must be at least 30 days after the giving of Tenant’s notice, (ii) a reasonably detailed description of the proposed assignee or subtenant and its principals, the nature of its business and its proposed use of the Premises, and (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements (and Tenant shall promptly deliver to Landlord such additional information as Landlord reasonably requests). Tenant’s notice shall be an offer from Tenant to Landlord whereby Landlord may, at Landlord’s option exercise the following rights, any of which Landlord may exercise by notice to Tenant given within 15 days after Landlord receives Tenant’s notice:

(a) with respect to a proposed assignment of this Lease or a sublease of seventy-five percent (75%) or more of the Premises, the right to terminate this Lease on the proposed effective date of such assignment or sublease as if it were the Expiration Date; and

(b) with respect to a proposed subletting of less than seventy-five percent (75%) of the Premises, the right to terminate this Lease as to the portion of the Premises affected by such subletting on the proposed effective date of such sublease as if it were the Expiration Date; in which case Tenant shall promptly execute and deliver to Landlord an appropriate modification of this Lease which shall provide for Fixed Rent and Additional Rent attributable to the portion of the Premises with respect to which Landlord has terminated this Lease to be prorated and paid through such proposed Effective Date and, thereafter, to reduce Tenant’s Fixed Rent, Tenant’s Share in the proportion that the rentable area of the Premises covered by the sublease bears to the entire Premises.

If Landlord exercises any of its options under this Section 18.2, Landlord may then lease the Premises or any portion thereof to any Person without any liability whatsoever to Tenant. If Landlord terminates this Lease with respect to a portion of the Premises pursuant to Section 18.2(b), Landlord shall perform the Work necessary to separately demise such portion in accordance with applicable Laws at Tenant’s sole cost and expense. This Section shall not apply to (i) any assignment of this Lease in connection with the merger or consolidation of any person,

(ii) the transfer by any person of all or substantially all of its assets or (iii) any assignment of this Lease by the transfer, redemption or issuance (by one or more transactions) of ownership interests, unless the primary asset of the person in question is this Lease.

Section 18.3 If Landlord does not timely exercise Landlord’s option pursuant to Section 18.2, Landlord shall not unreasonably withhold or delay its consent to the proposed assignment or sublease, if:

(1) There is no Default.

(2) The proposed assignee or subtenant (a) shall use the Premises for the Permitted Use and for no other purpose (but the proposed assignee or subtenant need not be in the same business as Tenant), and otherwise in accordance with this Lease, and (b) in Landlord’s reasonable judgment, is engaged in a business which is in keeping with the then standards of the Building, shall not violate any negative covenant contained in any other lease in the Building, is reputable, and has sufficient financial worth considering the responsibility involved;

(3) The proposed assignee or subtenant, and any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant, is not (a) then an occupant of any part of the Building (other than the Premises), or (b) a person with whom Landlord is then negotiating (or with whom Landlord has within the prior six-month period negotiated) a lease in the Building provided Landlord then has, or reasonably anticipates having within 180 days of Tenant’s request, available space in the Building which is substantially the same size as the Premises (or the space to be sublet, if Tenant proposes to sublet less than substantially all of the Premises);

(4) The proposed assignment or sublease complies with the applicable provisions of this Article;

(5) Tenant reimburses Landlord for any reasonable costs that Landlord incurs in connection with the assignment or sublease (including, without limitation, reasonable attorney’s fees and disbursements incurred by Landlord in connection with the review of the proposed sublease or assignment; as well as the preparation and revision of a written consent to such sublease or assignment or a written disapproval of such sublease or assignment; and the negotiation of the foregoing);

(6) Tenant has not advertised the availability of the Premises without prior notice to Landlord, (which advertisement shall not state the proposed rental or other financial terms of the proposed assignment or sublease);

(7) The proposed sublease is for a term ending not later than one day prior to the Expiration Date, and provides as follows: (a) the sublease is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject and subordinate; (b) the sublease may not be changed or extended (but may be terminated or reduced in term), assigned or encumbered, or the subleased space further sublet or occupied by others, except as provided in this Lease; (c) the subtenant shall not, without Landlord’s consent, take any action, which, if to be taken by Tenant, would require Landlord’s consent; (d) the subtenant shall, upon notice by Landlord that Tenant is in Default, pay the rent under the sublease directly to Landlord to be applied to the Rent under this Lease (and Tenant hereby consents to that payment); (e) the subtenant shall carry the insurance and furnish to Landlord the evidence thereof required by this Lease to be carried and furnished by Tenant, name Landlord and any other party designated by Landlord as additional insureds, and the provisions of Article 14 shall apply between Landlord and the subtenant; and (f) in the event of any termination, re-entry or dispossess by Landlord under this Lease, the subtenant shall vacate the sublet premises, unless Landlord, at Landlord’s option, elects to take over all right, title and interest of Tenant, as sublandlord, under the sublease, in which event the subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of the sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under the sublease, (ii) subject to any offset not expressly provided in the sublease, or (iii) bound by any change (other than a termination or a reduction in term) or extension of the sublease or prepayment of more than one month’s rent to which Landlord did not consent;

(8) No more than 2 occupants (including Tenant) shall occupy the Premises at any one time (but if the Premises consist of space on more than one floor, this restriction shall apply with respect to each such space).

Section 18.4 Tenant shall be responsible for any act or omission of any assignee or subtenant (or anyone claiming through any assignee or subtenant) which violates this Lease, and that violation shall be considered a violation by Tenant. If Landlord denies consent to a proposed assignment or sublease, or if Landlord exercises Landlord’s option under Section 18.2, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s managing agent, if any, against and from any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable counsel fees) resulting from any claims that may be made against Landlord or Landlord’s managing agent, if any, by any proposed assignee or subtenant or by any brokers or other person claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 18.5 If Landlord consents to any assignment or sublease,

Tenant shall pay Landlord, as Additional Rent:

(a) in the case of each and every assignment, an amount equal to 50% of all sums and other consideration whatsoever paid Tenant by the assignee for (or by reason of) such assignment (including sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property in excess of the fair market sale or rental value thereof) after first deducting Tenant’s Expenses (as defined below); and

(b) in the case of each and every sublease 50% of all rents, additional charges or other consideration whatsoever paid to Tenant by the subtenant which exceed all Rents under this Lease accruing during the term of the sublease in respect of the subleased space (i.e. allocated in proportion to the space demised, as reasonably computed by the Managing Agent) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or furnishings or other personal property in excess of the fair market sale or rental value thereof) after first deducting Tenant’s Expenses (as defined below) ratably over the Term of the sublease.

Tenant shall pay Landlord all amounts due under this Section 18.5 if, as and when paid by the assignee or subtenant to Tenant. In this Section 18.5, the term “Tenant’s Expenses” shall mean in connection with an assignment or sublease: all reasonable and customary advertising expenses; not more than 150% of a standard brokerage commission; reasonable legal fees; costs incurred in connection with a takeover of a subtenant’s or assignee’s lease obligations; construction allowances or cost of a work letter; and other reasonable and customary tenant concessions incurred or to be incurred by Tenant.  This Section shall not apply to an assignment excluded from Section 18.2 or any assignment or sublease described in Section 18.6.

Section 18.6 Tenant may, without Landlord’s consent and without complying with Section 18.2, assign this Lease or sublet all or any part of the Premises to any person which, directly or indirectly, controls, is controlled by, or is under common control with Tenant (which means the ownership, directly or indirectly, of more than 50 percent of all ownership interests and the possession, directly or indirectly, of the power to direct management), or allow any such person to occupy all or any part of the Premises, provided that (a) there is no Default, (b) Landlord is given not less than 10 days prior notice of the assignment, sublet or occupancy, enclosing with the notice an executed original of all related documents, including, without limitation, an original assignment or sublease (with an assumption signed by the assignee), a reasonably detailed description of the assignee, subtenant or occupant and its principals, reasonably detailed financial information covering the assignee, subtenant or occupant (and Tenant shall promptly deliver such additional information as Landlord reasonably requests), and proof reasonably satisfactory to Landlord of the requisite control and (iii) the Premises are not further demised, and no demising walls, barriers, separate entrances, public corridors or like installations are constructed in the Premises.

Article 19.Access

Section 19.1 Landlord shall have the right, without the same constituting an eviction or constructive eviction of Tenant in whole or in part and without any abatement of the Rent or liability to Tenant, to (a) place (and have access to) concealed ducts, pipes and conduits through the Premises, (b) enter the Premises at reasonable times on reasonable prior notice, which may be oral (but prior notice shall not be required in an emergency), to inspect the Premises, to show the Premises to others or to perform any work Landlord deems necessary or desirable to the Premises, the Building, or the Building systems or for the purpose of complying with Laws, (c) alter or repair the Building, the Land or the Building systems, and change the arrangement or location of entrances, corridors, doorways, elevators, stairs, toilets, or other public portions of the Building or the Land (provided that Tenant shall have reasonable access to the Premises and the toilets and, as a result thereof, there shall be no material reduction in the services provided by Landlord to Tenant), (d) change the name, number or designation by which

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the Building is known and (e) take all material into the Premises that may be required in connection with any of the matters described in this Section. If Tenant is not present when Landlord desires to enter the Premises, Landlord or Landlord’s contractors may enter the Premises (by force, in the event of an emergency) without liability to Tenant.

Section 19.2 If there is to be any excavation or construction adjacent to the Building, Tenant shall permit Landlord or any other person to enter the Premises to perform such work as Landlord or that person deems necessary to protect the Building, without any abatement of the Rent or liability to Tenant.

Section 19.3 Except as may be provided in this Lease, all walls, windows and doors bounding the Premises (including, without limitation, exterior walls of the Building, core corridor walls, and exterior doors and entrances), other than surfaces facing the interior of the Premises and doors and entrances servicing only the Premises, balconies, terraces, vaults, Building systems, Building facilities and all other portions of the Building are reserved to Landlord for Landlord’s use, are not part of the Premises, and Landlord may have access thereto through the Premises.

Section 19.4 Landlord shall exercise Landlord’s rights under this Article in a manner which minimizes interference with the conduct of Tenant’s business in the Premises and damage to the Premises, Tenant’s Work and Tenant’s Property (all of which shall be repaired by Landlord), but Landlord is not required to employ overtime labor or incur additional expenses.

Article 20.Default

Section 20.1 Each of the following is a “Default” by Tenant under this Lease:

(a) Tenant fails to pay when due any Rent and the failure continues for five days following Tenant’s receipt of Landlord’s notice.  If, however, Tenant receives such a notice twice in any 12- month period, any additional failure to pay any Rent when due within that 12month period (even if cured within the applicable cure period) shall be considered a Default (without the requirement of a notice by Landlord).

(b) Tenant fails to comply with the provisions of Article 18.

(c) Tenant fails to comply with any other term of this Lease and the failure continues for 30 days following Tenant’s receipt of Landlord’s notice. If, however, compliance cannot, with diligence, reasonably be fully accomplished within that 30-day period (and Tenant’s failure to comply is not primarily the result of Tenant’s financial condition), Tenant shall have as long as is reasonably necessary to fully comply, provided Tenant commences compliance within that 30-day period and thereafter pursues compliance to completion with diligence.

(d) Tenant or Guarantor, if any, institutes, or has instituted against it (which is not dismissed within 60 days), any legal action seeking any relief from its debts under any Law or a receiver, trustee, custodian or other similar official is appointed for it or for all or a substantial portion of its assets, or commits any other act indicating insolvency.

(e) Tenant fails to comply with any term of any other Lease in the Building (following any applicable cure period) or Guarantor, if any, fails to comply with any term of its Guaranty (following any applicable cure period).

Section 20.2 If a Default occurs, Landlord may at any time during the continuance of the Default give notice to Tenant that this Lease shall terminate on the date specified in that notice, which date shall not be less than five days after the giving of the notice. If Landlord gives that notice, this Lease shall terminate on the date set forth in that notice as if that date were the Expiration Date (but Tenant shall remain liable as provided in this Lease).

Section 20.3 If Tenant is in arrears in the payment of the Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit.

Article 21.Remedies

Section 21.1 If this Lease is terminated pursuant to Article 20 or Landlord reenters or obtains possession of the Premises by summary proceedings or any other legal action permitted by any Law (which Landlord may do upon or at any time during a Default without further notice and without liability or obligation to Tenant or any occupant of the Premises), all of the provisions of this Section shall apply (in addition to any other applicable provisions of this Lease).

(a) Tenant (and all other occupants) shall vacate and surrender to Landlord the Premises in accordance with this Lease.

(b) Landlord, at Landlord’s option, may (i) relet the Premises, or any portion of the Premises, from time to time, in the name of Landlord or otherwise, to any person and on any terms, but Landlord shall have no obligation to relet the Premises, or any portion of the Premises, or to collect any rent (and the failure to relet the Premises, or any portion of the Premises, or to collect any rent shall not impose any liability or obligation on Landlord or relieve Tenant of any obligation or liability under this Lease), and (ii) make any changes in the Premises as Landlord, in Landlord’s judgment, considers advisable or necessary in connection with a reletting, without imposing any liability or obligation on Landlord or relieving Tenant of any obligation or liability under this Lease.

(c) Tenant shall pay Landlord all Rent payable to the date on which this Lease is terminated or Landlord reenters or obtains possession of the Premises.

(d) Tenant shall also pay to Landlord, as damages, any deficiency between (i) the aggregate Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the additional rent for each year thereof to be the same as was payable for the year immediately preceding the termination or re-entry) and any expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s reentering or obtaining possession of the Premises, and the reletting of the Premises, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for reletting and (ii) the rents, if any, applicable to that period collected under any reletting of any portion of the Premises.

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Tenant shall pay any deficiency in monthly installments on the days specified in this Lease for payment of installments of the Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same arises. No suit to collect the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any subsequent month.

(e) Landlord may recover from Tenant, and Tenant shall pay Landlord, on request, in lieu of any further deficiency (as liquidated damages) the amount by which (i) the Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the additional rent for each year thereof to be the same as was payable for the year immediately preceding the termination or re-entry) exceeds (ii) the then fair and reasonable rental value of the Premises, including the additional rent for the same period, both discounted to present value at the annual rate of interest (the “Base Rate”) publicly announced by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate” on the date of the Default in question, or such other term as may be used by Citibank, N.A. from time to time for that rate (and if no longer publicly announced, then a similar rate selected by Landlord). If, before presentation of proof of liquidated damages, Landlord relets the Premises or any portion of the Premises for any period, the net rents payable in connection with the reletting shall be considered to be the fair and reasonable rental value for the Premises or the portion of the Premises relet during the term of the reletting.  If Landlord relets the Premises, or any portion of the Premises, together with other space in the Building, the rents collected under the reletting and the expenses of the reletting shall be equitably apportioned for the purposes of this Article.  Tenant shall not be entitled to any rents payable (whether or not collected) under any reletting, whether or not those rents exceed the Rent.

(f) Nothing contained in this Lease shall be considered to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages or otherwise by any Law, in addition to the damages and other amounts set forth in this Lease.

Section 21.2 Tenant hereby waives (a) the service of any notice of intention to re-enter or obtain possession of the Premises or to institute any legal action in connection therewith, except as provided in this Lease and (b) on its own behalf and on behalf of all persons claiming under Tenant, including all creditors, any rights Tenant and all such persons might otherwise have under any Law to redeem the Premises, to re-enter or repossess the Premises, or to restore this Lease, after (i) Tenant is dispossessed pursuant to any Law or by any Authority, (ii) Landlord reenters or obtains possession of the Premises, or (iii) any expiration or termination of this Lease, whether by operation of law or pursuant to this Lease. The words “re-enter,” “reentry” and “re-entered” as used in this Lease shall not be considered to be restricted to their technical legal meanings. Landlord shall have the right to enjoin any Default and the right to invoke any remedy allowed by any Law in addition to any remedies provided in this Lease. Landlord’s right to invoke, or the invocation of, any remedy is cumulative and shall not preclude Landlord from invoking any other remedy.

Section 21.3 If there is a Default, or if Tenant fails to comply with any obligation under this Lease which, in Landlord’s reasonable opinion creates an emergency, Landlord may, but is not obligated to, cure the Default or, without notice, the failure to comply, for the account of Tenant. All amounts incurred by Landlord in that connection, and any amounts (including, without limitation, reasonable attorneys’ fees and disbursements) in

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instituting, prosecuting or defending any legal action, or in connection with any dispute under this Lease, in which Landlord prevails, with interest thereon at the Default Rate, shall be paid by Tenant to Landlord within 10 days following Tenant’s receipt of Landlord’s request.  Landlord shall promptly reimburse Tenant for any reasonable attorneys’ fees and disbursements incurred by Tenant in connection with any legal action or other dispute with Landlord under this Lease, in which Tenant prevails.

Section 21.4 If Tenant fails to pay any installment of the Fixed Rent on the first day of the month or any additional rent when due, in addition to any other right or remedy of Landlord, Tenant shall pay to Landlord within 10 days following Tenant’s receipt of Landlord’s request (a) a late charge equal to 4% of the amount unpaid and (b) interest at the lesser of (the “Default Rate”) the rate of 4% per annum above the Base Rate or the maximum legal interest rate permitted under the circumstances, on the amount unpaid, from the date the payment was first due to and including the date paid.

Section 21.5 (a) All legal actions relating to this Lease shall be adjudicated in the state courts of the State of New York, or the federal courts, in either case having jurisdiction in the county in which the Building is located.  Tenant irrevocably consents to the personal and subject matter jurisdiction of those courts in any legal action relating to this Lease. This consent to jurisdiction is self-operative and no further instrument or legal action, other than service of process in any manner permitted by law or this Section, is necessary in order to confer jurisdiction upon the person of

Tenant and the subject matter in question in any such court.

(b) Tenant irrevocably waives and shall not assert, by way of motion, as a defense or otherwise (i) any objection to any such court being the venue of any legal action relating to this Lease, (ii) any claim that any legal action relating to this Lease brought in any such court has been brought in an inconvenient forum, or (iii) any claim that Tenant is not personally subject to the jurisdiction of that court.

(c) Service in any legal action relating to this Lease may be made by delivery of the summons and complaint, or the petition and notice of petition, by certified or registered mail, return receipt requested, sent to Tenant at Tenant’s Notice Address.

(d) Tenant, for itself and all of its agencies and instrumentalities, hereby waives any sovereign immunity from jurisdiction that Tenant or any such agency or instrumentality might otherwise possess with respect to any legal action relating to this Lease, and waives any sovereign immunity from attachment prior to entry of judgment and from attachment in aid of execution that any of Tenant’s property, or the property of any such agency or instrumentality, might otherwise have, irrespective of the use or intended use of the Premises.

Article 22.Security Deposit

Section 22.1 Tenant has deposited with Landlord the Security Deposit, as security for Tenant’s compliance with this Lease. If there is a Default, Landlord may use all or any portion of the Security Deposit to cure the Default or for the payment of any other amount due and payable from Tenant to Landlord in accordance with this Lease. Tenant shall, within 10 days following Tenant’s receipt of Landlord’s request, deposit with Landlord cash in an amount sufficient to restore the full amount of the Security Deposit (without giving consideration to any

130565.3 35

interest accrued on the Security Deposit). Landlord shall not, unless required by any Law, pay interest to Tenant on the Security Deposit, and if Landlord is required to maintain the Security Deposit in an interest bearing account or pay any interest to Tenant, Landlord shall retain the maximum amount of interest permitted under any Law (which Landlord may withdraw and retain annually or at any other times) as an administrative charge or otherwise. Tenant shall not assign (other than to a permitted assignee of this Lease) or encumber the Security Deposit, and no prohibited assignment or encumbrance by Tenant of the Security Deposit shall bind Landlord.  Landlord shall not be required to exhaust its remedies against Tenant or Security Deposit before having recourse to Tenant, Guarantor, if any, the Security Deposit or any other security held by Land lord, or before exercising any right or remedy, and recourse by Landlord to any one of them, or the exercise of any right or remedy, shall not affect Landlord’s right to pursue any other right or remedy or Landlord’s right to proceed against the others. If Tenant complies with this Lease, the Security Deposit and the accrued and unpaid interest thereon, if any, or any balance, shall be paid to Tenant promptly after the expiration or sooner termination of the Term and Tenant’s vacating of the Premises in accordance with this Lease.  If the Building is sold or leased, Landlord shall transfer the Security Deposit and the accrued and unpaid interest thereon, if any, or any balance, to the new Landlord and the assignor shall thereupon be automatically released by Tenant from all liability for the return of the Security Deposit or any interest (and Tenant agrees to look solely to the assignee for the return of the Security Deposit or any interest).

Section 22.2 Pursuant to New York General Obligations Law Section 7-103, Tenant acknowledges that (i) the amount of the Security Deposit is set forth in Article 1 above and (ii) the name and address of the banking organization in which the Security Deposit shall be held by Landlord is as follows: JP Morgan Chase Manhattan Bank, 1166 Avenue of the Americas, New York, New York 10036. Tenant shall submit to Landlord a United States Internal Revenue W-9 (Tax Withholding) Form upon the execution of this Lease.

Section 22.3 (a) In lieu of a cash Security Deposit, on the execution and delivery of this Lease by Tenant, Landlord may require Tenant to deposit, and Tenant may require Landlord to accept, as the Security Deposit, a standby letter of credit (the “Letter of Credit”) on the terms, and substantially in the form, attached to this Lease as Exhibit F issued by a bank that is a member of the New York Clearing House Association, L.L.C. having its principal office in the City of New York and otherwise acceptable to Landlord, in the amount of the Security Deposit, which Letter of Credit shall be held and drawn by Landlord in accordance with this Article.

(b) If the issuing bank shall notify Landlord that the term of the Letter of Credit shall not be renewed, Tenant shall, at least 50 days prior to the expiration date of the Letter of Credit (or any replacement Letter of Credit, as the case may be), replace the Letter of Credit with a new Letter of Credit issued in accordance with this Article having an initial expiration date at least one year from the date of the new Letter of Credit.

(c) If, for any reason whatsoever other than Landlord’s failure to comply with the requirements of the Letter of Credit, the issuing bank shall fail or refuse to honor any demand, then Tenant shall within five days following notice by Landlord to Tenant of such failure or refusal either, at Landlord’s option (i) deposit with Landlord as the Security Deposit a sum equal to the amount of the Letter of Credit, or (ii) replace the Letter of Credit with a new Letter of Credit issued in accordance with this Article (having an initial expiration date at least one year from the date of the new Letter of Credit.

(d) If Landlord shall transfer its interest in the Building, Tenant shall, at the request of the transferor or transferee, replace or amend the Letter of Credit within 10 days following such request, so that the transferee is named as the beneficiary. Any transfer fee or charge imposed by the issuing bank shall be reimbursed to Landlord (or, at Landlord’s option, paid) by Tenant within 10 days following Land lord’s request.

(e) If there shall be a Default, in addition to any other right or remedy of Landlord, Landlord shall have the right to immediately draw the full amount of the Letter of Credit (to be held as the Security Deposit and used in accordance with this Lease).

Article 23.Broker

Section 23.1 Tenant represents to Landlord that Tenant dealt with no broker in connection with this Lease other than the Broker. Tenant shall each indemnify, defend and hold harmless Landlord from and against any claims for any brokerage commissions or other compensation which are made by any broker other than the Broker alleging to have dealt with Tenant in connection with this Lease, and all costs, expenses, liabilities and damages in connection therewith, including, without limitation, reasonable attorneys’ fees.  Landlord shall pay any commission due the Broker pursuant to a separate agreement between Landlord and the Broker.

Article 24.Notices

Section 24.1 Except as may be provided in this Lease, all notices and other communications under this Lease must be in writing and sent by messenger, nationally recognized overnight courier service or registered or certified mail (return receipt requested), addressed to Landlord or Tenant at its Notice Address.

Section 24.2 Any notice or other communication sent as provided in this Article shall be effective (a) on the date received (or rejected) if sent by messenger, or overnight courier service, or (b) two Business Days after mailing by registered or certified mail.

Section 24.3 Any notice or other communication given by Landlord to Tenant in accordance with this Article may be signed and given by Landlord’s managing agent, if any, with the same force and effect as if signed and given by Landlord.

Article 25.Representations, Waivers (including jury trial waiver) and Liability

Section 25.1 Neither Landlord nor Landlord’s managing agent, if any, has made any warranties, representations, statements or promises with respect to the Premises, the Building the Land, the Building systems or services, any additional rent, any Law or any other matter, unless set forth in this Lease.  This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter of this Lease, and any previous agreements between Landlord and Tenant are merged in this Lease, which alone expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying on any warranties, representations, statements or promises made by Landlord or any other person not set forth in this Lease, and is not acquiring any rights of any nature, by implication or otherwise, except as set forth in this Lease.

Section 25.2 No act or omission of Landlord or Tenant, or their respective employees, agents or contractors, including, without limitation, the delivery or acceptance of keys, shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless it is in a writing signed by Landlord. Any employee of Landlord, Landlord’s managing agent, if any, or the

Building to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to that property and neither Landlord nor Landlord’s managing agent, if any, shall be liable for any damages to or loss of property of Tenant or others entrusted to employees, agents or contractors of Landlord, Landlord’s managing agent, if any, or the Building.

Section 25.3 The failure of Landlord to seek redress for a Default, or of Landlord or Tenant to insist upon the strict performance of any term of this Lease, shall not prevent Landlord from redressing a subsequent Default or Landlord or Tenant from thereafter insisting on strict performance. The receipt by Landlord of the Rent with knowledge of a Default or Tenant’s failure to strictly perform under this Lease shall not be deemed a waiver of the Default or failure. No term of this Lease shall be considered waived by Landlord or Tenant unless the waiver is in a writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided in this Lease shall be considered other than on account of the next installment of the Rent, or as Landlord may elect to apply same. No endorsement or statement on any check or letter accompanying any check or payment shall prevent Landlord from cashing the check or otherwise accepting the payment, without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy.

Section 25.4 Neither Landlord nor Landlord’s managing agent, if any, shall be liable for any injury, damage or loss to Tenant, Tenant’s Property, Tenant’s Work, Tenant’s business or to any other person or property resulting from any cause, except to the extent caused by the negligence or willful misconduct of Landlord, Landlord’s managing agent, if any, or their respective employees, agents or contractors subject to Section 13.4.

Section 25.5 If, at any time or from time to time, any windows of the Premises are temporarily closed, blocked or darkened for any reason, or permanently closed, blocked or darkened if required by any Law or due to any construction on property adjacent to the Building by any person, including, without limitation, Landlord or any person in which Landlord has an interest (a) Landlord shall not be liable for any loss or damage Tenant may sustain thereby, (b) Tenant shall not be entitled to any compensation therefor nor abatement of the Rent, (c) Tenant shall not be relieved from its obligations under this Lease and (d) it shall not constitute an eviction or constructive eviction of Tenant from the Premises.

Section 25.6 The obligations of the Landlord under this Lease shall not bind the landlord named herein or any subsequent landlord after the transfer or Lease of that landlord’s interest in the Building. In the event of a transfer or Lease (a) that landlord shall be and hereby is entirely relieved of all obligations and liabilities of the landlord under this Lease, and (b) the transferee or lessee shall be deemed to have assumed all of Landlord’s obligations and liabilities under this Lease effective from and after the effective date of the transfer or Lease.

Section 25.7 Landlord, its partners, members, shareholders, officers, directors and principals, disclosed or undisclosed, have no personal liability under or in connection with this Lease. Tenant shall look only to Landlord’s interest in the Building and the Land (or the proceeds of a sale thereof) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord under or in connection with this Lease, and no other property or assets of Landlord or such persons shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or in connection with this Lease, the relationship of Landlord and Tenant under this Lease or Tenant’s use or occupancy of the Premises.  If Tenant acquires a lien on such other property or assets by judgment or otherwise, Tenant shall promptly release that lien by signing, acknowledging and delivering to Landlord any instrument, prepared by Landlord, required for the lien to be released.

Section 25.8 (a) If Tenant requests Landlord’s consent or approval under this Lease and Landlord denies, delays or conditions Landlord’s consent or approval, Landlord shall have no liability therefor and Tenant shall not be entitled to any damages.  Tenant’s sole remedy shall be as provided in paragraph (b) of this Section, and that remedy shall be available only if Landlord has in this Lease, with respect to the subject of the request, agreed not to unreasonably withhold, delay or condition Landlord’s consent or approval.  Landlord’s consent or approval, to be effective, must be in a writing signed by Landlord.

(b) If (i) Tenant requests Landlord’s consent or approval, (ii) Landlord denies, delays or conditions its consent or approval, (iii) this Lease provides that such consent or approval shall not be unreasonably withheld, delayed or conditioned and (iv) within 30 days following Landlord’s denial, delay or conditioning of its consent Tenant gives notice to Landlord that Tenant considers same unreasonable, the dispute shall be settled in the county in which the Building is located by arbitration administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Arbitration Rules, Expedited Procedures (to the extent then in effect). A judgment on the award rendered by the arbitrator may be entered in any court having Jurisdiction.  If the arbitrator determines that Landlord’s consent or approval was unreasonably withheld, delayed or conditioned, Landlord shall be considered to have given its consent or approval (without the unreasonable condition, if applicable) but Landlord shall not be liable for, and the arbitrator shall not award, any costs, expenses, damages or losses whatsoever in connection with or arising out of Landlord’s denial, delay or condition.  The determination of the arbitrator shall be binding and conclusive on Landlord and Tenant. Landlord and Tenant shall each pay their own expenses of this procedure, except the fees and expenses of the AAA and the arbitrator shall be paid 50 percent by Landlord and 50 percent by Tenant.

Section 25.9 Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, whether during or after the Term, or for the enforcement of any remedy under any statute, emergency or otherwise.  If Landlord shall commence any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant or Landlord.

Section 25.10 Tenant hereby waives any rights Tenant may have in connection with any zoning lot merger or subdivision or transfer of development rights with respect to the Building or any Land, including, without limitation, any rights Tenant may have to be a party to or to execute or contest any instrument providing for such merger, subdivision or transfer.

Section 25.11 This Lease and the obligations of Tenant to pay the Rent and perform Tenant’s other obligations under this Lease shall not be waived, delayed or otherwise affected in any manner, and Landlord shall have no liability, if Landlord is unable to comply with, or is delayed in complying with, any of Landlord’s obligations under this Lease by reason of any strike, labor trouble, accident, Law or other cause beyond Landlord’s control (“Unavoidable Events”).

Section 25.12 Tenant shall not perform or permit to be performed any act which may subject Landlord or Landlord’s managing agent, if any, to any liability. Tenant shall, to the extent not caused by the negligence or willful misconduct of Landlord or its contractors or agents, indemnify, defend and hold harmless Landlord and Landlord’s managing agent, if any, from and against (a) all claims arising from any act or omission of Tenant, its contractors, agents, employees, invites or visitors, (b) all claims arising from any accident, injury or damage to any person or property in the Premises during the Term or when Tenant is in possession of the Premises, and (c) Tenant’s failure to comply with Tenant’s obligations under this Lease, and all liabilities, damages, losses, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with any such claim or failure.

Article 26.End of Term

Section 26.1 On the Expiration Date (a) Tenant (and all other occupants) shall vacate and surrender the Premises, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under this Lease excepted, and otherwise as may be required by this Lease, and (b) Tenant shall remove all of Tenant’s Property and (subject to the provisions of this Lease including, without limitation, Section 5.4 of this Lease) Tenant’s Work. If the last day of the Term is not a Business Day, this Lease shall expire on the immediately preceding Business Day. Tenant waives, for itself and for any person claiming under Tenant, any right which Tenant or any such person may have under Section 2201 of the New York Civil Practice Law and Rules or under any similar Law.

Section 26.2 If the Premises are not vacated and surrendered in accordance with this Lease, on the date required by this Lease, Tenant shall be liable to

Landlord for (a) all losses, costs, liabilities and damages which Landlord incurs by reason thereof, including, without limitation, reasonable attorneys’ fees, and Tenant shall indemnify, defend and hold harmless Landlord against all claims made by any succeeding tenants against Landlord or otherwise resulting from the failure of Tenant (and all other occupants) timely to vacate and surrender the Premises in accordance with this Lease, and (b) per diem use and occupancy in respect of the Premises equal to twice the Rent payable under this Lease for the last year of the Term (which Landlord and Tenant presently agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event, however, shall this Section be construed as permitting Tenant (and all other occupants) to remain in possession of the Premises after the Expiration Date or earlier termination of this Lease.

Section 26.3 If during the last 30 days of the Term, Tenant removes substantially all of Tenant’s Property from the Premises, Landlord or any person designated by Landlord may immediately enter and alter, renovate and redecorate the Premises, without (a) abatement of the Rent, (b) releasing Tenant from any obligation or liability under this Lease, (c) incurring any liability or obligation to Tenant or (d) causing any actual or constructive eviction.

Section 26.4 Any obligation of Landlord or Tenant under this Lease which by its nature or under the circumstances can only be, or by the terms of this Lease may be, performed after the Term, and any liability for a payment which has accrued to or with respect to any period ending on or before the Expiration Date, unless otherwise set forth in the this Lease, shall survive the Expiration Date or earlier termination of this Lease.

Article 27. Substitute Space.

Section 27.1 At any time and from time to time whether before or after the Commencement Date, Landlord shall have the right to substitute other space in the Building (“Substitute Space”) for the Premises by notice (a “Substitution Notice”) given to Tenant designating the space so substituted for the Premises. The Substitute Space shall have a rentable area substantially similar to the Premises.  Notwithstanding such substitution of space, this Lease and all the terms, provisions, covenants and conditions contained in this Lease shall remain and continue in full force and effect, except that the Premises shall be and be deemed to be the Substitute Space, with the same force and effect as if the Substitute Space were originally specified in this Lease as the Premises demised hereunder.

Section 27.2 In the event of the substitution of space as provided in Section 27.1 the following provisions (A) through (D) shall apply: (A) If the Substitute Space has a rentable area less than the rentable area of the Premises, the Fixed Rent and Tenant’s Share of Taxes and the Wage Escalation payable under this Lease, effective on the date that Tenant takes possession of the Substitute Space (the “Substitution Date”), shall be decreased to reflect the lesser number of rentable square feet in the Substitute Space, provided, however, that in no event shall the Substitute Space contain less than ninety-five (95%) percent of the rentable area of the Premises.

(B) Landlord shall, at Landlord’s expense, prepare the Substitute Space in substantially the same manner as Tenant has prepared the Premises and shall have the right to remove any floor covering, cabinet work, and any other decoration to the Substitute Space, as well as telephone lines and any other communication line to the Substitute Space. (C) As soon as Landlord has completed preparing the Substitute Space as set forth in Section 27.2(B), Tenant, upon15 days’ prior written notice, shall move to the Substitute Space at Landlord’s sole cost and expense, and upon failure of Tenant so to move to the Substitute Space, Landlord, as Tenant’s agent, may remove Tenant from the Premises to the Substitute Space.  The failure of Tenant to move to the Substitute Space pursuant to this Article 27 shall be deemed a default under this Lease. (D) Promptly after Tenant shall enter into occupancy of the Substitute Space, Landlord shall reimburse Tenant, if Land lord shall have given the Substitution Notice after Tenant has moved into the Premises, for Tenant’s reasonable moving expenses. Upon request from Landlord, Tenant shall supply Landlord with satisfactory evidence of out-of-pocket expenses incurred by Tenant in moving from the Premises to the Substitute Space.

Section 27.3 Following any substitution of space pursuant to this Article, Landlord and Tenant, promptly at the request of either party, shall execute and deliver a supplementary agreement setting forth such substitution of space, the Substitution Date and the change (if any) in the Fixed Rent and Additional Rent.

Article 28. Miscellaneous

Section 28.1 If prior to the Commencement Date, Tenant shall occupy any portion of the Premises for the performance of Tenant’s Work or any other work or changes in the Premises or otherwise, Tenant shall, commencing as of the date of such occupancy, pay Landlord’s charges for: (i) electricity at the rate of $3.00 per rentable square foot per year (with respect to the portion of the Premises so occupied), and (ii) such items for which Tenant is separately billed hereunder, including, without limitation, overtime use of freight elevator and HVAC service and extra cleaning services. Such charges and items shall be payable to Landlord on demand.

Section 28.2 If Tenant is a partnership, or is comprised of two (2) or more persons, individually or as co-partners of a partnership (any such partnership and such persons are referred to in this Section as “Partnership Tenant “), or if Tenant’s interest in this Lease shall be assigned to a Partnership Tenant, the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (i) any written agreement that may hereafter be executed by Partnership Tenant or any successor entity, changing, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (ii) any Notices that may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (c) any Notices given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner assumes joint and several liability for the performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (d) of this Section); and (f) any present or future partner of Partnership Tenant who is no longer a partner of Partnership Tenant at the time of any default under this Lease shall, nevertheless, remain liable for the obligations of Tenant under this Lease, as if any such partner had been a partner of Partnership Tenant on the date of such default.

Section 28.3 The location, size, materials, quality, design, color and lettering of any signs desired by Tenant shall be subject to the prior approval of Landlord and shall be in compliance with the standards promulgated by Landlord.  At Landlord’s option, Landlord may install any such signs, and Tenant shall pay all costs associated with such installation, as Additional Rent, within ten (10) days after demand therefor.

Section 28.4 (a) This Lease shall be governed by the law of the State of New York. Tenant shall not record this Lease or any memorandum of this Lease.

(b) If Tenant is a corporation or a limited liability company, each person executing this Lease on behalf of Tenant hereby covenants, represents and warrants that Tenant is duly incorporated, duly formed or duly qualified (if foreign), is in good standing and is authorized to do business in the State of New York (a copy of evidence thereof to be supplied to Landlord upon request); and that each person executing this Lease on behalf of Tenant is an officer or member of Tenant and that he or she is duly authorized to execute, acknowledge and deliver this Lease to Landlord (a copy of a resolution or other evidence to that effect to be supplied to Landlord upon request). Subject to the provisions of this Lease, this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

(c) This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease.  This Lease may not be changed, abandoned or discharged, in whole or in part, nor may any of its provisions be waived except by a written agreement that (i) expressly refers to this Lease and (ii) is executed by the party against whom enforcement of the change, abandonment, discharge or waiver is sought.

(d) Notwithstanding any provision of this Lease, or any Law, to the contrary, or the execution of this Lease by Tenant, this Lease shall not bind or benefit Landlord or Tenant, unless and until this Lease is signed and delivered by both Landlord and Tenant.

(e) Tenant shall hold in confidence and shall not disclose to third parties other than its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisors, and shall cause its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisers to hold in confidence and not disclose to third parties, the terms of this Lease, except to the extent any such terms (i) must be disclosed pursuant to any Law, (ii) are publicly known or becomes publicly known other than through the acts of Tenant, or any of its officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys , accountants or advisers, or

(iii) are disclosed by Tenant in connection with any proposed financing, sale, subletting or assignment.

(f) The Exhibits to this Lease, if any, are a part of this Lease, but, in the event of an inconsistency between this Lease and the Exhibits, this Lease shall control.

(g) Each obligation of Tenant under this Lease is a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  There shall be no presumption against Landlord because Landlord drafted this Lease or for any other reason.

(h) Wherever appropriate in this Lease, personal pronouns shall be considered to include the other gender and the singular to include the plural.  The captions in this

130565.3 43

Lease are for reference only and do not define the scope of this Lease or the intent of any term. All Article and Section references in this Lease shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease.

(i) If any provision of this Lease, or the application thereof to any person or circumstance, is invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it is invalid or unenforceable) shall not be affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by Law.

(j) If there is no Default, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming under Landlord, subject however, to the terms of this Lease.

(k) If (i) Tenant is comprised of two or more persons, or (ii) Tenant’s interest in this Lease is assigned to any person as permitted by this Lease, “Tenant,” as used in this Lease, shall mean each of those persons, and the liability of those persons under this Lease shall be joint and several.

(l) If required in order to comply with the “rule against perpetuities”, if the Commencement Date shall not occur within 21 years following the date of this Lease, this Lease shall be deemed terminated.

In Witness Whereof, Landlord and Tenant have executed this Lease on the date of this Lease.

Landlord

I & G LEXINGTON, L.L.C.

By: Income and Growth Fund III, its sole Member

By: Jones Lang LaSalle, Inc., as agent for Income and Growth Fund III

By:	/s/ Nick Hayden

Name: Nick Hayden,

Title: Vice President

Tenant

FASTCLICK, INC.

By:	/s/ Kurt A. Johnson
Name: Kurt A. Johnson
Title: CEO

Exhibit A The Premises

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California		}	ss.

County of	Santa Barbara

On	May 16, 2005	, before me,	Cherise Beard, Notary Public ,
	Date		Name and Title of Officer (e.g., “[ILLEGIBLE], Notary Public”)
personally appeared	Kurt Johnson		,
Name(s) of Signer(s)

☐ personally known to me
☒ proved to me on the basis of satisfactory evidence

	[SEAL]	C. CHERISE BEARD Commission # 1329311 Notary Public - California Santa Barbara County My Comm. Expires Nov 10, 2005

to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ C. Cherise Beard
Place Notary Seal Above			Signature of Notary Public

OPTIONAL
Though the information below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent removal and reattachment of this form to another document.

Description of Attached Document
Title or Type of Document:

Document Date:			Number of Pages:

Signer(s) Other Than Named Above:

Capacity(ies) Claimed by Signer
Signer’s Name:			RIGHT THUMBPRINT OF SIGNER
☐ Individual			Top of thumb here
☐ Corporate Officer — Title(s):
☐ Partner — ☐ Limited ☐ General
☐ Attorney in Fact
☐ Trustee
☐ Guardian or Conservator
☐ Other:

Signer Is Representing:

© 1999 National Notary Association • 9350 De Soto Ave. P.O. Box 2402 • Chatsworth, CA 91313-2402 • www.nationalnotary.com  Prod No. 6907  [ILLEGIBLE]: Call Toll-Free 1-800-876-6827

Exhibit B INTENTIONALLY OMITTED

47 NY-1222787v1 130565.3

Exhibit C

Commencement Date Agreement

AGREEMENT made as of the                 day of                  2005, between I & G LEXINGTON, L.L.C., a New York limited liability company, having an address in care of LaSalle Investment Management, 153 East 534d Street, New York, NY 10002, as Landlord, and FASTCLICK, INC., a                         corporation, having an address at                                  , as Tenant.

W I T N E S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease, dated as of                    , 2005 (the “Lease”), pursuant to which Landlord leased to Tenant certain space in the Building known as 370 Lexington Avenue, New York, New York  10017 (the “Building”) as more fully described in the Lease; and

WHEREAS, pursuant to the provisions of the Lease, the parties agreed to execute a written agreement confirming the Commencement Date and the Fixed Expiration Date of the Lease.

NOW, THEREFORE, Landlord and Tenant confirm that (i) the “Term” of the Lease has commenced on                   , 2005, and that such date shall constitute the “Commencement Date” of the Lease and (ii) the Term of the Lease will expire on                      ,               , and that such date shall constitute the “Fixed Expiration Date” under the Lease, as such quoted terms are defined in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Commencement Date Agreement as of the day and year first above written.

I & G LEXINGTON LLC,

Landlord, a New York limited

liability company

By: Income and Growth Fund III, its sole Member

By: Jones Lang LaSalle, Inc., as agent for
Income and Growth Fund III

By:	Name: Nick
Hayden, Title: Vice President

FASTCLICK, INC., Tenant, a                            Corporation

By:	Name: Title:

49 NY-1222787v1 130565.3

Exhibit D Cleaning

Specifications Daily

1.                                       1.                                       Empty all wastebaskets and damp wipe ashtrays. Remove trash from wastebaskets and replace plastic lining.  Plastic liners are to fit waste receptacles in such a manner as to not overhang the top by more than two inches (2”). Replace old plastic liners no less than one time per week and as necessary due to tears, odors or spillage.

2.                                       2.                                       Sweep all V.C.T. rubber and similar types of flooring using an approved chemically treated cloth or dust mop (wet mop if spillage has occurred). No stains, dirt, streaks or dust should be present at the start of the Business Day.

3.                                       3.                                       Vacuum clean all carpeted areas one night per week

4.                                       4.                                       Hand dust and wipe clean all horizontal surfaces with chemically treated cloth, including all furniture, files, cabinet fixtures, windowsills, and convector enclosure tops, up to 84” high.

5.                                       5.                                       Dust all telephones

6.                                       6.                                       Dust all chairs, rail and trim.

7.                                       7.                                       Clean all water fountains and water coolers

8.                                       8.                                       Push tenant employees’ chairs to desks.

Weekly

1.                                       1.                                       Damp wipe all wastebaskets

2.                                       2.                                       Dust all baseboards

3.                                       3.                                       Hand dust all door louvers and other ventilating louvers within reach.

4.                                       4.                                       Wipe clean all bright work.

Exhibit E Landlord’s Regulations

1.                                       1. The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from any premises.

2.                                       2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of any premises, without the prior written consent of Landlord, unless installed by Landlord.

3.                                       3. No sign, advertisement, object, notice or other lettering shall be exhibited,

inscribed, painted or affixed by any tenant on any part of the outside of any premises or Building or on windows or corridor walls, or be readily visible from the street or any public atrium. Signs on entrance door or doors shall conform to building standard signs, samples of which are on display in Landlord’s rental office. Signs on doors shall, at the tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any notice or liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

4.                                       4. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed outside of any premises.

5.                                       5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules, or be readily visible from the street or any public atrium, without the prior written consent of Landlord.

6.                                       6. Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable fee for review of same including the services of any architect, engineer and/or attorney employed by Landlord to review said plan, agreement or document.

7.                                       7. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensee, shall have caused the same.

8.                                       8. No tenant or occupancy shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or stringing of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord.

9. No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the premises. No cooking shall be done or permitted by Tenant on said premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or emanate from any premises.

10. No space in the Building shall be used for the manufacturing of merchandise.

2.                                       11. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, or windows or down the passage ways.

3.                                       12. No tenant, nor any of the tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon any premises any flammable, combustible or explosive fluid, material, chemical or substances or aerosol containers, other than reasonable amounts of cleaning fluids and solvents (stored in proper containers) required in the normal operation of tenant’s business offices.

4.                                       13. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of the Landlord and unless and until a duplicate key is delivered to Landlord. Each tenant must, upon the termination of this tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys, so furnished, such tenant shall pay to Landlord the cost of replacement thereof.

5.                                       14. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to inspect all freight and other material to be brought into or out of the Building and to exclude from the Building all freight or other material which violates any of these Regulations or the Lease of which these Regulations are a part.

6.                                       15. No office tenant shall occupy or permit any portion of the premises demised to it to be occupied as, by or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing services, public vending machines, retail, wholesale or discount shop for display or sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, a firm, the principal business of which is real estate brokerage, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business, or for manufacturing. No tenant shall engage or pay any employees on any premises, except those actually working for such tenant on said premises, nor advertise for laborers giving an address at said premises.

1.                                       16. Landlord shall have the right to prohibit any advertising by any tenant mentioning the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenants shall refrain from or discontinue such advertising.

2.                                       17. In order that the Building can and will maintain a uniform appearance to those outside of same, each Tenant in building perimeter areas shall (a) use only building standard lighting in areas where lighting is visible from the outside of the Building unless Landlord specifically approves other lighting in writing and (b) use only building standard venetian or vertical blinds in window areas which are visible from the outside of the Building.

18. Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on non-business days all persons who do not present a pass to the Building signed by a tenant.  Each tenant shall be responsible for all persons for whom such pass is issued and shall be liable to Landlord for all acts of such persons.

1.                                       19. The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

2.                                       20. The requirements of tenants will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

3.                                       21. Tenants shall purchase from Landlord or its designee all lighting tubes, lamps, bulbs and ballasts used in any premises and tenants shall pay Landlord’s reasonable charges for providing and installing same, on demand.

4.                                       22. Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed.

5.                                       23. Each tenant shall, at its expense, provide artificial light and electricity in the premises demised to such tenant for landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations on said premises.

6.                                       24. There shall be no canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

7.                                       25. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.  No hand trucks shall be used in passenger elevators.

8.                                       26. If the premises demised to any tenant become infested with vermin such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

1.                                       27. Replacement of ceiling tiles after they are removed for Tenant by telephone or other similar installers, in both the premises and the public corridors, will be charged to Tenant on a per tile basis.

2.                                       28. All movers used by any tenant shall be appropriately licensed and shall maintain appropriate and adequate insurance coverage (proof of such coverage shall be delivered to Landlord prior to movers performing services in or about the Building.)  No tenant shall move, or permit to be moved into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord, and if any such matter requires special handling, only a person holding a Master Rigger’s license shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight, position and method of weight distribution of safes and other heavy matter, which must be placed so as to distribute the weight.  All freight elevator charges and other charges incurred by Tenant in connection with a move from the Building shall be paid by Tenant not less than 5 days in advance.

3.                                       29. All paneling, decoration or other wood products not considered furniture and draperies, carpeting and other furnishings shall be of fire retardant materials. Before installation of any such materials, certification of the materials, fire retardant characteristics shall be submitted to Landlord, or its agents, in a manner satisfactory to the Landlord.

Exhibit F Standby Letter of Credit

[Date]

Standby Letter of Credit No.
Beneficiary:

Applicant:

Ladies and Gentlemen:

We hereby agree to pay the Beneficiary or the last transferee Beneficiary the sum of $                        in the currency of the United States of America, at sight, upon the presentation of a copy of this Standby Letter of Credit and a written demand on us containing the date of the demand, the amount of the demand and the number of this Standby Letter of Credit.

This Standby Letter of Credit may be transferred by the Beneficiary and any transferee Beneficiary.

If this Standby Letter of Credit is lost, stolen, mutilated or destroyed we shall replace it.

This Standby Letter of Credit shall be automatically extended for periods of one (1) year from the then relevant expiry date through [three months following the Fixed Expiration Date], unless you are notified by us in writing at least sixty (60) days prior to each annual expiry date that this Standby Letter of Credit shall not be extended.

We hereby agree that demands made in accordance with this Standby Letter of Credit shall be duly honored if presented at our office at [must be in the City of New York], no later than the then relevant expiry date, unless this date is automatically extended pursuant to this Standby Letter of Credit, in which event such date shall be the then relevant expiry date.

This Letter of Credit is subject to the International Standby Practices 1998.

Very truly yours,

Authorized Signature

Exhibit G Approved Contractors

56 NY-1222787v1 130565.3

Exhibit H

Intentionally Omitted

57 NY-1222787v1 130565.3

Exhibit I

Estoppel Certificate

To:	I & G Lexington
L.L.C. (“Landlord”)

Re:	370 Lexington Avenue, New York, NY 10017 (the “Property”)

The undersigned                             , a                              (“Tenant”) is the tenant under that certain lease dated                                  (the “Lease”), which Lease shall include the amendments, if any, referred to below, by and between Tenant and Landlord, covering premises commonly known as Suite               in the Property (the “Premises”). Tenant hereby certifies to the following as of the date hereof:

1. Tenant is the tenant under the Lease demising the Premises. The term of the Lease commenced on                                      and will expire on                             .

2.                                       Tenant certifies to Buyer that:

a. the Lease is in full force and effect and has not been cancelled, modified, assigned, extended or amended except as follows:

                                                      ;

•.b. Tenant is not aware of any renewal, extension or expansion option, right of first offer or right of first refusal or other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth herein or in the Lease;

•.c. the current monthly rent for the Premises as of                        is $                   and has been paid through                         ;

•.d. the total current additional/escalation rent for wage rates, real estate taxes and the like (all charges other than fixed rent) as of                                is $                     and is payable monthly;

•.e. Tenant is not in arrears on any rent or other material charges payable by Tenant under the Lease;

•.f. Tenant has accepted and is occupying the Premises, and the Premises have been completed by Landlord as required by the Lease without defect;

•.g. the Lease has been neither assigned nor any portion of the Premises subleased by Tenant except as follows:

                                                      ;

•.h. (i) Landlord has performed all of Landlord’s obligations under the Lease to be performed by Landlord as of the date hereof, (ii) Landlord is not in default under the Lease; and (iii) no event has occurred which, with the giving of notice or the passage of time, or both, could result in a default by Landlord;

•.i. Tenant has no existing defenses, offsets, deductions, liens, claims or credits against the rentals under the Lease or against the enforcement of the Lease by Landlord:

•.j. There exists no default on the part of Tenant nor state of facts which, with the giving of notice or the passage of time, or both, could result in a default by Tenant:

•.k. All contributions, if any, required to be paid by Landlord under the Lease to date for improvements to the Premises have been paid;

•.l. Tenant has paid a security deposit in the amount of $                       , on which no interest is payable; and

•.n. Tenant has no option or right to purchase all or any part of the Premises or the Property.

1.                                       3. Tenant acknowledges and agrees that the addressees hereof and their respective successors and assigns and the holder of any mortgage at any time encumbering the Property from and after the date of this Estoppel Certificate shall have the right to rely on this Estoppel Certificate.

2.                                       5. The undersigned is duly authorized to execute this Estoppel Certificate on behalf of Tenant.

Dated this              day of                        ,                .

COMPANY NAME

Name:

Title:

Schedule 1 to Exhibit I

SCHEDULE OF AMENDMENTS OR MODIFICATIONS

60 NY-1222787v1 130565.3